UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

BULLION RIVER GOLD CORP.
(Name of small business issuer in its charter)
Nevada	1041	98-0377992
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1325 Airmotive Way, Suite 325, Reno, Nevada, 89502 604-324-4881
(Address and telephone number of principal executive offices)
Dan Graves 1325 Airmotive Way, Suite 325, Reno, Nevada, 89502 604-324-4881
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

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CALCULATION OF REGISTRATION FEE

Securities to be registered	Amount to be registered	Offering price per share (1)	Aggregate offering price	Registration Fee
Class B1 Warrants (2)	1,025,000	$0.00	$0.00	$0.00
common shares upon the exercise of the Class B1 Warrants	1,025,000	$1.50	$1,537,500	$193.73
Class B2 Warrants (3)	6,851,925	$0.00	$0.00	$0.00
common shares upon the exercise of the Class B2 Warrants	6,851,925	$1.00	$6,851,925	$863.34
common shares to be offered by selling stockholders	7,650,578	$0.75	$5,737,933.50	$722.98
TOTAL				$1,780.05

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(c) of the Securities Act of 1933.
(2) The following are the expiry dates for the Class B1 Warrants:
850,000 Class B1 Warrants - April 15, 2007
125,000 Class B1 Warrants - April 30, 2007
50,000 Class B1 Warrants - July 20, 2007
(3) The following are the expiry dates for the Class B2 Warrants:
1,093,335 Class B2 Warrants - September 29, 2007
299,000 Class B2 Warrants - November 16, 2007
185,333 Class B2 Warrants - December 10, 2007
63,467 Class B2 Warrants - December 16, 2007
501,333 Class B2 Warrants - December 30, 2007
25,000 Class B2 Warrants - January 5, 2008
290,000 Class B2 Warrants - February 2, 2008
50,000 Class B2 Warrants - February 16, 2008
481,000 Class B2 Warrants - March 22, 2008
155,280 Class B2 Warrants - April 14, 2008
1,804,273 Class B2 Warrants - April 29, 2008
1,437,236 Class B2 Warrants - May 2, 2008
466,668 Class B2 Warrants - May 5, 2008

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Preliminary Prospectus
Bullion River Gold Corp.
1,025,000 Class B1 Warrants
6,851,925 Class B2 Warrants
7,650,578 common shares

Bullion River’s common shares are traded on the OTC Bulletin Board under the symbol “BLRV”. On May 5, 2005, the closing price of Bullion River’s common shares was $0.82.

Bullion River is registering for sale by warrant holders 1,025,000 Class B1 Warrants and 1,025,000 common shares underlying the Class B1 Warrants. One Class B1 Warrant and $1.50 will entitle a Class B1 Warrant holder to acquire one common share in the capital of Bullion River. The following are the expiry dates for the Class B1 Warrants:
850,000 Class B1Warrants - April 15, 2007
125,000 Class B1 Warrants - April 30, 2007
50,000 Class B1 Warrants - July 20, 2007

Bullion River is also registering for sale by warrant holders 6,851,925Class B2 Warrants and 6,851,925 common shares underlying the Class B2 Warrants. One Class B2 Warrant and $1.00 will entitle a Class B2 Warrant holder to acquire one common share in the capital of Bullion River. The following are the expiry dates for the Class B2 Warrants:
1,093,335 Class B2Warrants - September 29, 2007
299,000 Class B2 Warrants - November 16, 2007
185,333 Class B2 Warrants - December 10, 2007
63,467 Class B2 Warrants - December 16, 2007
501,333 Class B2 Warrants - December 30, 2007
25,000 Class B2 Warrants - January 5, 2008
290,000 Class B2 Warrants - February 2, 2008
50,000 Class B2 Warrants - February 16, 2008
481,000 Class B2 Warrants - March 22, 2008
155,280 Class B2 Warrants - April 14, 2008
1,804,273 Class B2 Warrants - April 29, 2008
1,437,236 Class B2 Warrants - May 2, 2008
466,668 Class B2 Warrants - May 5, 2008

In addition, this prospectus relates to the resale of up to 7,650,578 common shares by selling stockholders. The selling stockholders may sell their common shares from time to time in private negotiated transactions and at prevailing market prices or privately negotiated prices.

Bullion River will not receive any proceeds from the sale of the common shares by the selling stockholder. However, Bullion River will pay for the expenses of the registration of the Warrants and the selling stockholders’ offering.

A purchase of Bullion River’s common stock is highly speculative and investors should not purchase common shares of Bullion River’s common stock unless they can afford to lose their entire investment. Investing in Bullion River’s common stock involves risks. See “Risk Factors” starting on page for factors to be considered before investing in Bullion River’s common shares of capital stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

If Bullion River changes the fixed offering price, it will file an amendment to the registration statement.

The date of this prospectus is  ____________________.
Subject to completion.

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Table of Contents

SUMMARY OF OFFERING

RISK FACTORS

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

PLAN OF DISTRIBUTION

DESCRIPTION OF BUSINESS

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

MANAGEMENT

PRINCIPAL STOCKHOLDERS

EXECUTIVE COMPENSATION

DESCRIPTION OF PROPERTY

DESCRIPTION OF SECURITIES

LEGAL PROCEEDINGS

EXPERTS

FINANCIAL STATEMENTS
Audited Financial Statements - December 31, 2004

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SUMMARY OF OFFERING

Bullion River’s business

Bullion River is a mineral exploration company that conducts gold and silver mineral exploration on its properties in the western United States. Bullion River is a Nevada company that operates through its wholly-owned subsidiaries, Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp., French Gulch (Nevada) Mining Corp., and Wenban Spring Mining Corp. (the “Subsidiaries”).

Bullion River operates from its principal executive office at 1325 Airmotive Way, Suite 325, Reno Nevada. Bullion River’s telephone number is 775-324-4881. Bullion River’s registered statutory office is located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501. Bullion River’s fiscal year end is December 31.

The offering: Following is a brief summary of this offering:

Securities being offered	1,025,000 Class B1 Warrants 6,851,925 Class B2 Warrants 7,650,578 common shares offered by the selling stockholders
Number of shares outstanding before the offering	32,965,568 common shares
Number of shares outstanding after the offering	41,042,493 common shares, assuming all outstanding Warrants exercised.
Offering price per share	Class B1 Warrants - $1.50 Class B2 Warrants - $1.00 common shares - $0.75
Net Proceeds to Bullion River	None

Selected Financial Data (audited)

The following financial information summarizes the more complete historical financial information provided in this registration statement.

December 31, 2004
Balance Sheet
Total Assets	$459,163
Total Liabilities	$624,062
Stockholders’ Deficit	($164,899)
Income Statement (Period Ended)
Revenue	Nil
Total Operating Expenses	$2,959,180
Net Loss	($2,965,185)

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RISK FACTORS

Please consider the following risk factors before deciding to invest in Bullion River’s common shares.

Risks associated with Bullion River’s business and properties:

1.  Bullion River lacks an operating history and has losses that it expects will continue into the future. If the losses continue Bullion River will have to suspend operations or cease operations.

Bullion River has no operating history upon which an evaluation of its future success or failure can be made. Bullion River has incurred significant operating losses since inception and has limited financial resources to support it until such time that it is able to generate positive cash flow from operations. Bullion River’s net loss since inception is $3,110,748. For the 12 months ended December 31, 2004, operating expenses increased by $2,857,965. See “Management Discussion and Analysis” on page for more details.

Bullion River’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to (1) locate a profitable mineral property, (2) generate revenues from its planned business operations, and (3) reduce exploration costs. Based upon current plans, Bullion River expects to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of its mineral properties. Bullion River cannot guarantee that it will be successful in generating revenues in the future. Failure to generate revenues may cause Bullion River to suspend or cease operations.

2.
Bullion River auditors have issued a going concern opinion and because its officers and directors will not loan any money to Bullion River, it may not be able to achieve its objectives and may have to suspend or cease operation.

Bullion River’s auditors have issued a going concern opinion. This means that the auditor doubts that Bullion River can continue as an ongoing business for the next twelve months. Because Bullion River’s officers and directors are unwilling to loan or advance any additional capital, Bullion River may have to suspend or cease operations.

3.
Bullion River has no known ore reserves and cannot guarantee that it will find any ore reserves, or if Bullion River finds any ore reserves, that production would be profitable. If no ore reserves are found, Bullion River may have to cease operations.

All of Bullion River’s mineral claims are in the exploration stage and none of the mineral claims have any known ore reserves or generate any cash flow. Bullion River has not identified any mineable gold or silver reserves on any of the mineral claims and Bullion River cannot guarantee it will ever find any ore reserves. Accordingly, Bullion River has no means of producing any income. Even if Bullion River finds that there is gold or silver on the mineral claims, Bullion River cannot guarantee that it will be able to recover any gold or silver for an ore reserve or generate any cash flow from that ore reserve. Even if Bullion River recovers gold or silver, it cannot guaranty that it will make a profit. If Bullion River cannot find gold or silver, or it is not economical to recover the gold or silver, Bullion River will have to cease operations.

4.	Bullion River does not have sufficient funds to complete each of the Subsidiary’s proposed mineral exploration programs and as a result may have to suspend operations.

Bullion River’s mineral exploration programs are limited and restricted by the amount of working capital that Bullion River has and is able to raise from financings. Bullion River does not have sufficient funds to complete each of the Subsidiary’s proposed mineral exploration programs. As a result, the particular Subsidiary may have to suspend or cease its operations on those particular mineral claims.

Bullion River’s current operating funds are less than necessary to complete proposed mineral exploration programs of each of the Subsidiaries, and therefore Bullion River will need to obtain additional financing in order to complete each of the proposed mineral exploration programs. As of May 5, 2005, Bullion River had cash in the amount of $858,375. Bullion River currently does not have any operations and has no income. Bullion River’s mineral exploration programs call for significant expenses in connection with the exploration of the respective mineral claims. While Bullion River has sufficient funds to complete Phase 1 of some of the proposed mineral exploration programs and for ongoing administrative expenses, Bullion River will need to raise additional capital of approximately $13 million to proceed with and complete all Phase 1’s of the proposed mineral exploration programs and bring the Frecnch Gulch mine into production. Bullion River will also require additional financing if the costs of the proposed exploration programs are greater than anticipated. Bullion River will require additional financing to sustain its business operations if Bullion River is not successful in earning revenues once exploration is complete. Bullion River can provide no assurance to investors that Bullion River will be able to find additional financing if required. Obtaining additional financing would be subject to a number of factors, including the market prices for gold and silver, investor acceptance of Bullion River’s mineral claims, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to Bullion River. The most likely source of future funds presently available to Bullion River is through the sale of equity capital . Any sale of share capital will result in dilution to existing shareholders. The only other anticipated alternatives for the financing of further exploration would be the offering by Bullion River of an interest in the mineral claims to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated, private loans, or bonds.

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5.
If Bullion River and its Subsidiaries do not complete the required exploration expenditures and make the required option payments mandated in the various option agreements, Bullion River will lose its interest in the mineral claims and Bullion River’s business may fail.

Bullion River and it Subsidiaries are obligated to incur a minimum amount of exploration expenditures on certain mineral claims in accordance with the various option agreements that the Subsidiaries are party to in order to maintain the option agreements in good standing and to be able to exercise the option and obtain a 100% interest in the mineral claims. Bullion River’s existing cash reserves are insufficient to enable it to incur the minimum amount of exploration expenditures required. Bullion River will require substantial working capital to fund the continued exploration of the mineral claims and to exercise the various options. If Bullion River does not incur the exploration expenditures required by the option agreements, Bullion River will forfeit its interest in those respective mineral claims. Bullion River has not raised the required additional financing and cannot provide any assurance to investors that the additional financing will be available to it on acceptable terms, or at all, to incur exploration expenditures, to make option payments, to continue operations, to fund new business opportunities or to execute its business plan. If Bullion River loses its interest in the optioned mineral claims, then there is a substantial risk that its business will fail.

6.
Rain and snow may make access to certain mineral claims impossible during the year. This will delay Bullion River’s proposed mineral exploration programs, which could prevent Bullion River from generating revenues.

Bullion River’s proposed exploration programs on certain mineral claims can only be performed approximately seven to nine months out of the year. This is because rain and snow cause roads leading to these mineral claims to be impassable during three to five months of the year. When roads are impassible, Bullion River is unable to continue with its mineral exploration programs on these mineral claims and, as a consequence, unable to generate revenues.

7.	Bullion River may not have access to all of the supplies and materials it needs for exploration, which could cause Bullion River to delay or suspend its operations.

Competition and unforeseen limited sources of supplies and contractors in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as drill rigs, bulldozers and excavators that Bullion River might need to conduct exploration. Bullion River has not attempted to locate or negotiate with any suppliers of products, equipment or materials. Bullion River will attempt to locate products, equipment and materials after sufficient funds have been raised. If Bullion River cannot find the products and equipment it needs for the various mineral exploration programs, Bullion River will have to suspend its mineral exploration programs until Bullion River can find the products and equipment it needs.

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Risks associated with Bullion River’s industry.

8.	Because of the speculative nature of exploration of mineral properties, there is a substantial risk that Bullion River’s business will fail.

The search for valuable minerals as a business is extremely risky. Bullion River cannot provide investors with any assurance that the mineral claims that it has optioned contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by Bullion River in the exploration of the optioned mineral claims may not result in the discovery of commercial quantities of minerals. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, Bullion River would be unable to complete its business plan.

9.
The gold and silver markets are volatile markets that have a direct impact on Bullion River’s revenues and profits and the market conditions will effect whether Bullion River will be able to continue its operations.

The current price of an ounce of gold is approximately $425 and the current price of an ounce of silver is approximately $6.95. In order to maintain operations, Bullion River will have to sell its gold and silver for more than it costs to mine it. The lower the price the more difficult it is to do this. If Bullion River cannot make a profit it will have to cease operations until the price of gold increases or cease operations all together. Because the cost to mine the gold is fixed, the lower the market price of gold, the greater the chance that Bullion River’s operation will not be profitable and that Bullion River will have to cease operations.

In recent decades, there have been periods of both worldwide overproduction and underproduction of certain mineral resources. Such conditions have resulted in periods of excess supply of, and reduced demand for these minerals on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for these mineral products. The excess or short supply of mineral products has placed pressures on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand.

The mining exploration and development industry may be sensitive to any general downturn in the overall economy or currencies of the countries to which the product is produced or marketed. Substantial adverse or ongoing economic, currency, government or political conditions in various world markets may have a negative impact on Bullion River’s ability to operate profitably.

10.	Because of the inherent dangers involved in mineral exploration, there is a risk that Bullion River may incur liability or damages as Bullion River conducts its business.

The search for valuable minerals involves numerous hazards. As a result, Bullion River may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which Bullion River cannot insure or against which Bullion River may elect not to insure. The payment of such liabilities may have a material adverse effect on Bullion River’s financial position

11.	Bullion River faces significant competition in the mineral exploration industry.

Bullion River competes with other mining and exploration companies possessing greater financial resources and technical facilities than Bullion River in connection with the acquisition of mineral exploration claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified personnel. There is significant competition for the limited number of gold or silver acquisition opportunities and, as a result, Bullion River may be unable to acquire an interest in attractive gold and silver mineral exploration properties on terms it considers acceptable on a continuing basis.

12.	Government regulation or any change in such regulation may adversely affect Bullion River’s business.

There are several governmental regulations that materially restrict the use of minerals. Under the applicable legislation and regulations, to engage in certain types of exploration will require work permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the mineral claims. Also, to operate a working mine, the regulatory bodies that govern may require an environmental review process.

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In addition, the legal and regulatory environment that pertains to the exploration of minerals is uncertain and may change. Uncertainty and new regulations could increase Bullion Rivers costs of doing business and prevent Bullion River from exploring for mineral deposits. The growth of demand for minerals may also be significantly slowed. This could delay growth in potential demand for and limit Bullion Rivers ability to generate revenues. In addition to new laws and regulations being adopted, existing laws may be applied to mining or mineral exploration that have not yet been applied. These new laws may increase Bullion River’s cost of doing business with the result that its financial condition and operating results may be harmed

13.	Bullion River’s business and operating results will be harmed if it is unable to manage growth in its business.

Bullion River’s business may experience periods of rapid growth that will place significant demands on Bullion River’s managerial, operational and financial resources. In order to manage this possible growth, Bullion River must continue to improve and expand its management, operational and financial systems and controls, including quality control and delivery capabilities. Bullion River will also need to continue to expand, train and manage its employee base. Bullion River must carefully manage mineral exploration capabilities and production and inventory levels to meet product demand. Bullion River cannot assure that it will be able to timely and effectively meet that demand and maintain the quality standards required by its existing and potential clients.

In addition, inaccuracies in Bullion River’s demand forecasts, or failure of the systems used to develop the forecasts, could quickly result in either insufficient or excessive inventories and disproportionate overhead expenses. If Bullion River ineffectively manages its growth or is unsuccessful in recruiting and retaining personnel, its business and operating results will be harmed.

Risks associated with Bullion River and its Subsidiaries.

14.	Bullion River’s stock price is volatile.

The stock markets in general, and the stock prices of mineral exploration companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of Bullion River’s common shares has fluctuated in the past and is likely to fluctuate in the future as well, especially if Bullion River’s common shares continue to be thinly traded. Factors that may have a significant impact on the market price of Bullion River’s common shares include:

a. actual or anticipated variations in Bullion River’s results of operations;
b. Bullion River’s ability or inability to generate new revenues;
c. increased competition;
d. government regulations, including mineral exploration and environmental regulations;
e. conditions and trends in the mineral exploration industry;
f. proprietary rights;
g. rumors or allegations regarding Bullion River’s financial disclosures or practices; or
h. the volatility of the gold and silver markets.

Bullion River’s stock price may be impacted by factors that are unrelated or disproportionate to its operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of Bullion River’s common stock.

15.	Sales of the stockholders’ shares and of all of Bullion River’s other shares into the market could have a depressive effect on the market price of Bullion River’s common shares.

Shares purchased from the stockholders listed in this offering will be immediately resalable, and sales of all of Bullion River’s other shares, after applicable restrictions expire, could have a depressive effect on the market price of Bullion River’s common shares.

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16.
A small number of Bullion River’s stockholders own a substantial amount of Bullion River’s common shares, and if such stockholders were to sell those shares in the public market within a short period of time, the price of Bullion River’s common shares could drop significantly.

Because a small number of Bullion River’s stockholders own a substantial amount of Bullion River’s common shares, those shareholders will be able to significantly decide who will be directors and any other stockholders may not be able to elect any directors. Also, sales of a large number of shares of Bullion River’s common shares or even the availability of a substantial number of common shares for sale could have the effect of reducing the price per share of Bullion River’s common shares, especially if the common shares continue to be thinly traded.

17.	Bullion River may not be able to attract and retain qualified personnel necessary for the implementation of its business strategy and mineral exploration programs.

Bullion River’s future success depends largely upon the continued service of its board members, executive officers and other key personnel. Bullion River’s success also depends on its ability to continue to attract, retain and motivate qualified personnel. Key personnel represent a significant asset, and the competition for these personnel is intense in the mineral exploration industry.

Bullion River may have particular difficulty attracting and retaining key personnel in initial phases of its mineral exploration programs. Bullion River does not maintain key person life insurance on any of its personnel. The loss of one or more of its key employees or its inability to attract, retain and motivate qualified personnel could negatively impact Bullion River’s ability to complete its mineral exploration programs.

18.
Bullion River’s officers and directors have conflicts of interest in that they are officers and directors of other mining companies that will prevent them from devoting full-time to our operations, which may affect Bullion River’s operations.

Peter M. Kuhn and Victor H. Bradley have conflicts of interest in that they are officers and directors of other mining companies. Messrs. Kuhn and Bradley’s other activities will prevent them from devoting full-time to Bullion River’s operations. This will slow Bullion River’s operations and may reduce its financial results because of the slow down in operations.

19.	Bullion River does not expect to pay dividends in the foreseeable future.

Bullion River has never paid cash dividends on its common shares and has no plans to do so in the foreseeable future. Bullion River intends to retain earnings, if any, to develop and expand its business.

20.	“Penny Stock” rules may make buying or selling Bullion Rivers common shares difficult, and severely limit their market and liquidity.

Trading in Bullion River’s common shares is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules. Bullion River’s common shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell the common shares in the aftermarket. The “penny stock” rules govern how broker-dealers can deal with their clients and “penny stocks”. For sales of Bullion River’s common shares, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in Bullion River’s common shares, which could severely limit their market price and liquidity of its common shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See “Penny Stock rules” on page for more details.

USE OF PROCEEDS

Bullion River will not receive any proceeds from this offering. All proceeds will be received by selling warrant holders and selling stockholders.

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DETERMINATION OF OFFERING PRICE

The selling stockholders and warrant holders are offering their securities for sale in this offering. Their shares and warrants will be sold at the going market price. No shares or warrants are being offered by Bullion River.

Bullion River’s common shares are quoted on the NASD OTC Bulletin Board under the symbol “BLRV” and has been quoted on the NASD OTC Bulletin Board since October 1, 2003 under its initial symbol “DYSI”. However, the first trade occurred in November 2003. The table below gives the high and low bid information for each fiscal quarter since Bullion River’s common shares have been quoted. The bid information was obtained from OTC Bulletin Board and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

High & Low Bids
Period ended	High	Low	Source
9 May 2005	$1.08	$0.01	Stockwatch
31 March 2005	$1.42	$0.75	Stockwatch
31 December 2004	$0.93	$0.89	OTC Bulletin Board
30 September 2004	$0.84	$0.77	OTC Bulletin Board
30 June 2004	$0.66	$0.60	OTC Bulletin Board
31 March 2004	$1.73	$0.90	OTC Bulletin Board
31 December 2003	$0.00	$0.00	Yahoo Finance

Bullion River will not participate in the resale of shares by selling stockholders.

Holders

As at May 9, 2005, Bullion River had 32,965,568 common shares issued and outstanding. Based on research into the indirect holdings registered in the names of depositories and financial institutions, Bullion River estimates that there are approximately 2,500 beneficial shareholders.

Dividends

Bullion River has never paid cash dividends on its capital stock. Bullion River currently intends to retain any profits it earns to finance the growth and development of its business. Bullion River does not anticipate paying any cash dividends in the foreseeable future

Selling Stockholders

The selling stockholders are offering 7,650,578 common shares in the capital of Bullion River for sale in this offering and Bullion River is registering those common shares in this registration for resale on behalf of the stockholders. The common shares offered for resale may be sold in a secondary offering by the selling stockholders by means of this registration. Their common shares will be sold at the going market price. No common shares of the stockholders are being offered by Bullion River.

Penny Stock rules

Trading in Bullion River’s common shares is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends Bullion River’s common shares to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in Bullion River’s common shares, which could severely limit their market price and liquidity of Bullion River’s common shares.

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The “penny stock” rules also imposes additional sales practice requirements on broker/dealers who sell penny stock. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

PLAN OF DISTRIBUTION

Bullion River’s selling warrant holders and selling stockholders will be selling their shares in public or private transactions, possibly through broker/dealers. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

• purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
• ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
• privately negotiated transactions.

Bullion River will not receive any of the proceeds from the sale of the common shares being offered by the selling stockholders.

Section 15(g) of the Exchange Act

Bullion River’s common shares are covered by Section 15(g) of the Securities Exchange Act of 1934, and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker/dealers who sell Bullion River’s securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to Bullion River.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

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Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. The rules do not apply to Bullion River in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 12 months. Bullion River may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by Bullion River.

Selling Warrant Holders - Class B1 Warrants

The following table sets forth the name of each Class B1 warrant holder, the number Class B1 warrants owned by each warrant holder, and the expiry date of the Class B1 warrants. One Class B1 warrant and $1.50 entitles a Class B1 warrant holder to acquire one common share in the capital of Bullion River.

Name of warrant holder	Number of Class B1 warrants owned	Expiry date
Karno Capital Corp.	750,000	15 April 2007
Strategic Chance Limited	100,000	15 April 2007
James Ladner	50,000	20 July 2007
Strategic Chance Limited	125,000	30 April 2007
TOTAL	1,025,000

Selling Warrant Holders - Class B2 Warrants

The following table sets forth the name of each Class B2 warrant holder, the number Class B2 warrants owned by each warrant holder, and the expiry date of the Class B2 warrants. One Class B2 warrant and $1.00 entitles a Class B2 warrant holder to acquire one common share in the capital of Bullion River.

Name of warrant holder	Number of Class B2 warrants owned	Expiry date
Global Access Fund Ltd.	333,334	29 September 2007
Kinnaman Trading Company Ltd.	200,000	29 September 2007
Undershot Overseas Limited	93,334 (1)	29 September 2007
Undershot Overseas Limited	466,667	29 September 2007
Antonia Hochwimmer	7,000	16 November 2007
Hannah Hochwimmer	7,000	16 November 2007
Heinz Hoefliger	27,000	16 November 2007
Willy Huber	27,000	16 November 2007
Susanne Schon	25,000	16 November 2007
Gerhard Sparrer	14,000	16 November 2007
Dr. Peter-Paul Stengel	33,500	16 November 2007

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Name of warrant holder	Number of Class B2 warrants owned	Expiry date
Luitpold von Finck	33,500	16 November 2007
4P Management Partners S.A.	25,000	16 November 2007
Ursula S. Ulrich	50,000	16 November 2007
Axino AG	50,000	16 November 2007
Professional Traders Fund, LLC	135,333	10 December 2007
Abundance Partners LP	50,000	10 December 2007
vFinance Investments, Inc.	30,487 (2)	16 December 2007
Vince Calicchia	12,005 (2)	16 December 2007
Thomas Suppanz	10,250 (2)	16 December 2007
Larry Gang	6,885 (2)	16 December 2007
Jonathan Rich	3,045 (2)	16 December 2007
Carmelo Troccoli	795 (2)	16 December 2007
Double U Master Fund, L.P.	133,333	30 December 2007
SIBEX Capital Fund Inc.	368,000	30 December 2007
4P Management Partners S.A.	25,000	05 January 2008
Ralf Sommer	20,000	02 February 2008
Timeless Precious Metal Fund Sicau P.L.C.	70,000	02 February 2008
Nite Capital L.P.	200,000	02 February 2008
Wolfgang Seybold	50,000	16 February 2008
Michael Wilhelm	25,000	22 March 2008
daCosta Management Corp.	100,000	22 March 2008
Ralf Sommer	30,000	22 March 2008
Michael Bunkherr	50,000	22 March 2008
Wolfgang Seybold	50,000	22 March 2008
Andreas Häse	170,000	22 March 2008
Anfield Sujir Kennedy & Durno	56,000	22 March 2008
Sven Olsson	100,000	29 April 2008
Antonnia Hochwimmer	20,000	29 April 2008
Hannah Hochwimmer	20,000	29 April 2008
Kenneth Richer	66,600	2 May 2008

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Name of warrant holder	Number of Class B2 warrants owned	Expiry date
Martin Bartels	6,667	29 April 2008
Karl-Heinz Illenseer	50,000	29 April 2008
Attila John Gyorody	30,000	2 May 2008
Rene von Gunten	50,000	2 May 2008
Beskivest Chart Ltd.	150,000	2 May 2008
Dr. Frank W. A. A. Lucas	33,300	2 May 2008
Marc A. Huber	60,000	2 May 2008
Wolfgang Seybold	50,000	2 May 2008
Abundance Partners LP	50,000	2 May 2008
Montaheno Investment LLC	133,334	2 May 2008
Magnus Capital NY	66,667	2 May 2008
Arthur deWitt Ackermann	66,667	2 May 2008
Dunwoody Asset Management, LLC	22,000 (3)	14 April 2008
DermaPlus, Inc.	133,280 (4)	14 April 2008
Scott Hunter	103,334	2 May 2008
Imad Lakkis	14,000	2 May 2008
Shires Ltd.	100,000	2 May 2008
Toshio Chuman	30,000	2 May 2008
Crescent International Ltd.	300,000	2 May 2008
Blumfield Investments Inc.	133,334	5 May 2008
Edwin Barretto	133,334	2 May 2008
Wendy Ramsay	100,000	29 April 2008
Lyn Segal	20,000	29 April 2008
Basso Private Opportunity Holding Fund Ltd.	61,334	29 April 2008
Basso Multi-Strategy Holding Fund Ltd.	205,334	29 April 2008
First Mirage, Inc.	133,334	29 April 2008
Larry DiPriest	50,000	29 April 2008
Carolyn Troob	20,000	29 April 2008
Truk Opportunity Fund, LLC	313,334	29 April 2008
Truk International Fund, LP	20,000	29 April 2008

Page - 15

Name of warrant holder	Number of Class B2 warrants owned	Expiry date
Puritan LLC	133,334	29 April 2008
AS Capital Partners, LLC	66,667	29 April 2008
Notzer Chesed	133,334	29 April 2008
Mordechai Vogel	66,667	29 April 2008
Simon Vogel	66,667	29 April 2008
Tower Paper Co. Inc. Retirement Plan	66,667	29 April 2008
Dupont Investment Corp.	10,000	29 April 2008
TCMP[3] Partners	133,334	29 April 2008
Barry Downs	7,600 (5)	29 April 2008
Alpha Capital AG	333,334	5 May 2008
TOTAL	6,851,925

(1) These warrants represent a settlement of debt with the lender in the amount of $70,000. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page for more information.
(2) These warrants represent a fee of 8% for the placement agents. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page for more information.
(3) These warrants represent a finder’s fee of 8%. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page for more information.
(4) These warrants represent an average finder’s fee of 7.11%. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page for more information.
(5) These warrants represent a finder’s fee of 8%. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page for more information.

Selling Stockholders

The following table sets forth the name of each selling stockholder, the total number of common shares owned prior to the offering, the percentage of common shares owned prior to the offering, the number of common shares offered, and the percentage of common shares owned after the offering, assuming the selling shareholders sells all of their common shares and none of the warrant holders exercise their warrants.

Name of Selling Stockholder	Total number of common shares owned prior to offering	Percentage of common shares owned prior to offering	Number of common shares being offered	Percentage of common shares after the offering (1)
Abundance Partners LP	100,000	0.3025%	100,000	0.00%
Alpha Capital AG	333,334	1.0084%	333,334	0.00%
Arthur deWitt Ackermann	66,667	0.2017%	66,667	0.00%
Anfield Sujir Kennedy & Durno	56,000	0.1694%	56,000	0.00%
AS Capital Partners, LLC	66,667	0.2017%	66,667	0.00%
Axino AG	50,000	0.1513%	50,000	0.00%
Edwin Barretto	133,334	0.4034%	133,334	0.00%

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Name of Selling Stockholder	Total number of common shares owned prior to offering	Percentage of common shares owned prior to offering	Number of common shares being offered	Percentage of common shares after the offering (1)
Martin Bartels	6,667	0.0202%	6,667	0.00%
Basso Multi-Strategy Holding Fund Ltd.	205,334	0.6212%	205,334	0.00%
Basso Private Opportunity Holding Fund Ltd.	61,334	0.1855%	61,334	0.00%
Beskivest Chart Ltd.	150,000	0.4538%	150,000	0.00%
Blumfield Investments Inc.	133,334	0.4034%	133,334	0.00%
Michael Bunkherr	50,000	0.1513%	50,000	0.00%
Toshio Chuman	30,000	0.0908%	30,000	0.00%
Crescent International Ltd.	300,000	0.9076%	300,000	0.00%
daCosta Management Corp.	100,000	0.3025%	100,000	0.00%
Larry DiPriest	50,000	0.1513%	50,000	0.00%
Double U Master Fund, L.P.	133,333	0.4034%	133,333	0.00%
Dupont Investment Corp.	10,000	0.0303%	10,000	0.00%
First Mirage, Inc.	133,334	0.4034%	133,334	0.00%
Global Access Fund Ltd.	333,334	1.0084%	333,334	0.00%
Attila John Gyorody	30,000	0.0908%	30,000	0.00%
Andreas Häse	170,000	0.5143%	170,000	0.00%
Antonia Hochwimmer	27,000	0.0817%	27,000	0.00%
Hannah Hochwimmer	27,000	0.0817%	27,000	0.00%
Heinz Hoefliger	27,000	0.0817%	27,000	0
Marc A. Huber	60,000	0.1815%	60,000	0
Willy Huber	27,000	0.0817%	27,000	0
Karl-Heinz Illenseer	50,000	0.1513%	50,000	0
Karno Capital Corp.	750,000	2.2689%	750,000	0
Kinnaman Trading Company Ltd.	200,000	0.6050%	200,000	0
James Ladner	50,000	0.1513%	50,000	0
Imad Lakkis	14,000	0.0424%	14,000	0
Dr. Frank W. A. A. Lucas	33,300	0.1007%	33,300	0
Magnus Capital NY	66,667	0.2017%	66,667	0

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Name of Selling Stockholder	Total number of common shares owned prior to offering	Percentage of common shares owned prior to offering	Number of common shares being offered	Percentage of common shares after the offering (1)
Montaheno Investment LLC	133,334	0.4034%	133,334	0
Scott Hunter	103,334	0.3126%	103,334	0
Nite Capital L.P.	200,000	0.6050%	200,000	0
Notzer Chesed	133,334	0.4034%	133,334	0
Sven Olsson	100,000	0.3025%	100,000	0
Professional Traders Fund, LLC	135,333	0.4094%	135,333	0
Puritan LLC	133,334	0.4034%	133,334	0
Wendy Ramsay	100,000	0.3025%	100,000	0
Kenneth Richer	66,600	0.2015%	66,600	0
Susanne Schon	25,000	0.0756%	25,000	0
Lyn Segal	20,000	0.0605%	20,000	0
Wolfgang Seybold	150,000	0.4538%	150,000	0
Shires Ltd.	100,000	0.3025%	100,000	0
SIBEX Capital Fund Inc.	368,000	1.1133%	368,000	0
Ralf Sommer	50,000	0.1513%	50,000	0
Gerhard Sparrer	14,000	0.0424%	14,000	0
Dr. Peter-Paul Stengel	33,500	0.1013%	33,500	0
Strategic Chance Limited	225,000	0.6807%	225,000	0
TCMP3 Partners	133,334	0.4034%	133,334	0
Timeless Precious Metal Fund Sicau P.L.C.	70,000	0.2118%	70,000	0
Tower Paper Co. Inc. Retirement Plan	66,667	0.2017%	66,667	0
Carolyn Troob	20,000	0.0605%	20,000	0
Truk International Fund, LP	20,000	0.0605%	20,000	0
Truk Opportunity Fund, LLC	313,334	0.9479%	313,334	0
Ursula S. Ulrich	50,000	0.1513%	50,000	0
Undershot Overseas Limited	560,001	1.6941%	560,001	0
Mordechai Vogel	66,667	0.2017%	66,667	0
Simon Vogel	66,667	0.2017%	66,667	0

Page - 18

Name of Selling Stockholder	Total number of common shares owned prior to offering	Percentage of common shares owned prior to offering	Number of common shares being offered	Percentage of common shares after the offering (1)
Luitpold von Finck	33,500	0.1013%	33,500	0
Rene von Gunten	50,000	0.1513%	50,000	0
Michael Wilhelm	25,000	0.0756%	25,000	0
4P Management Partners S.A.	50,000	0.1513%	50,000	0
TOTAL			7,650,578
(1) This percentage is based on the assumption that all shares of the stockholder is sold in the offering and no warrants are exercised by the stockholder.

Future Sales of Shares

A total of 32,965,568 common shares are issued and outstanding. Of the 32,965,568 common shares outstanding, 17,217,565 are freely tradeable and 15,748,003 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 15,748,003 restricted shares, 7,650,578 are being offered for sale by the selling stockholders in this offering.

Common shares sold by selling stockholders may be immediately resold.

DESCRIPTION OF BUSINESS

General

Bullion River was incorporated under the laws of the State of Nevada on June 29, 2001 under the original name “Dynasty International Corporation”. Bullion River was a specialty retailer of home water quality testing kits and water purification devices until December 9, 2003 when Bullion River changed its business direction to the exploration of gold and silver in the western United States.

On December 9, 2003, five Nevada subsidiaries of Bullion River were incorporated and sold to Bullion River. These subsidiaries are Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp., and Thomas Creek Mining Corp. (collectively, the “Subsidiaries”). From January 9, 2004 to February 23, 2004, Bullion River, through the Subsidiaries, acquired seven separate option agreements. Also, in February 2004 Bullion River staked and registered its 100% interest in 41 unpatented mineral claims in the Painted Hills district in Humboldt County, Nevada. See “Business of Bullion River” and “Management’s Discussion and Analysis or Plan of Operations” below for more information.

On January 20, 2004, the company changed its name to “Bullion River Gold Corp.”

On June 23, 2004, Bullion River entered into a letter agreement, whereby it proposed to acquire a 100% interest in the Washington Niagara Partnership by acquiring an option to buy all the outstanding partnership units for an aggregate purchase price of $1,500,000.

On August 17, 2004, Bullion River staked an additional 21 mineral claims in the French Gulch district in Shasta County, California. On September 30, 2004 French Gulch Mining Corp., another wholly owned subsidiary of Bullion River was incorporated in the state of Nevada to conduct a surface and underground drilling campaign on the Washington Niagara property and French Gulch claims.

Page - 19

On September 28, 2004, Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp During June 2004, Bullion River acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada. Also, during the period ended September 30, 2004 Bullion River terminated its option on the Thomas Creek property.

Bullion River intends to carry out exploration activities primarily in regions containing gold or silver deposits, such as the Great Basin in the western United States and the Motherlode belt in California. Bullion River is seeking projects that contain or have the potential to contain high grades and large tonnage of gold and/or silver as well as projects that contain the potential for mineralization concealed under post-mineral cover. There is no assurance that Bullion River will locate any high grade and large tonnage or locate projects that contain the potential for mineralization concealed under post-mineral cover.

Neither Bullion River nor any of the Subsidiaries have been involved in any bankruptcy, receivership or similar proceedings. There have been no material reclassifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of Bullion River’s business.

Business of Bullion River

Bullion River is a mineral exploration company. Bullion River, through the Subsidiaries, conducts gold and silver mineral exploration on properties in the western United States. See “Item 13. Exhibits and Reports on Form 8-K” and the exhibits attached to the Form 8-K’s filed by Bullion River regarding the acquisition of the option agreements for more information.

There is no assurance that a commercially viable ore body, a reserve, exists in any of the mineral claims until sufficient exploration work is done and an evaluation of that work concludes economic and legal feasibility. Bullion River’s current plans are strictly limited to research and exploration.

Bullion River intends to try to remove any mineralized material, if economically viable. If mineralized material is found on any of Bullion River’s mineral exploration projects and removal is warranted, and Bullion River does not have the adequate working capital to do so, Bullion River will have to sell additional common shares or borrow money to finance the cost of removing the mineralized material. There is no assurance that Bullion River will have the working capital to remove the mineralized material from its mineral exploration projects, if warranted, and there is no assurance Bullion River will be able to raise additional working capital through equity or debt financing

(1) Antone Canyon Property

On January 9, 2004, Antone Canyon Mining Corp. (“Antone Canyon”) was assigned an option to acquire a 100% undivided interest in 60 unpatented mineral claims located in Nye County in the State of Nevada (the “Antone Canyon Property”). The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $146,412. Antone Canyon paid for the assignment fee by way of a loan from Bullion River. See Exhibit 10.1 for more information.

Peter M. Kuhn is a director and the president of both Bullion River and Antone Canyon and a director and the president of Golden Spike Mining.

On December 12, 2002, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Antone Canyon, LLC (“LLC”), who was and is an arms’ length party to the transactions. The option agreement includes the initial 19 unpatented mineral claims optioned by LLC and an additional 41 unpatented mineral claims staked and registered by Golden Spike in the name of LLC in accordance with the terms of the option agreement and which now form an additional part of the optioned mineral claims and are subject to the terms and conditions of the option agreement.

Since December 12, 2002, Golden Spike Mining made all option payments to LLC, including a $20,000 payment on December 12, 2002 and a $20,000 payment on December 12, 2003, and incurred in excess of $90,000 of property expenditures on the optioned mineral claims. Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement and LLC has consented to the assignment of the option agreement.

The option agreement is for a term of 10 years and expires on December 11, 2012. In order to maintain the option in good standing, Antone Canyon is required to pay LLC an annual payment of $40,000 on or before December 12 of each year until the expiration of the option or until Antone Canyon exercises the option in accordance with the terms and conditions of the option agreement.

Page - 20

If, and when, Antone Canyon exercises the option, it will have to choose one of the three exercise options, which are (1) $4,000,000 cash, (2) $400,000 cash plus a 3% net smelter return granted to LLC, or (3) $2,500,000 cash plus a 1% net smelter return granted to LLC. Upon exercising the option, Antone Canyon will have a 100% interest in each of the 60 mineral claims.

For more information and details on the Antone Canyon Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page ..

(2) Corcoran Canyon Property

On February 18, 2004, Corcoran Canyon Mining Corp. (“Corcoran Canyon”) was assigned an option to acquire a 100% undivided interest in 41 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $43,596. Corcoran Canyon paid for the assignment fee by way of a loan from Bullion River. See Exhibit 10.2 for more information.

In addition to the assignment of the option agreement, Golden Spike Mining has agreed to transfer all of its right, title and interest in 89 contiguous unpatented mineral claims to Corcoran Canyon.

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of Corcoran Canyon and a director and the president of Golden Spike Mining.

On February 28, 2003, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Brancote US Inc. (“Brancote”), who was and is an arms’ length party to the transactions. The option agreement includes the initial 41 unpatented mineral claims optioned by Brancote and are subject to the terms and conditions of the option agreement.

Golden Spike Mining has made all option payments to Brancote, including a $2,000 payment on December 4, 2002. Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement, with the exception of the minimum exploration expenditures. Corcoran Canyon has approved a work program of $223,500 to be completed during the third quarter of 2005, however, early snowfall shut down operations in October 2004 restricting expenditure to $115,795.

During the year ended December 31, 2004, Corcoran Canyon spent $105,479 on exploration, including option payments, BLM and county fees and insurance, on the Corcoran Canyon property. At February 28, 2005 Corcoran Canyon had spent $5,429 of the required $50,000 on exploration and was not in compliance with the terms of the option agreement.

The option agreement is for a term of 3 years and expires on February 28, 2006. In order to maintain the option in good standing, Corcoran Canyon is required to pay all annual lease maintenance fees and to incur exploration expenditures of at least $50,000 in each year.

If, and when, Corcoran Canyon exercises the option, it will have to pay Brancote an additional $200,000 option payment and grant the owner a 2% net smelter royalty on the mineral claims. Corcoran Canyon can repurchase half of the 2% net smelter royalty (1% NSR) for a payment of $1 million to Brancote at any time after the granting of the 2% net smelter royalty.

For more information and details on the Corcoran Canyon Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page ..

(3) Cimarron Property

On February 19, 2004, Cimarron Mining Corp. (“Cimarron”) was assigned an option to acquire a 100% undivided interest in 30 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $13,468. Cimarron paid for the assignment fee by way of a loan from Bullion River. See Exhibit 10.3 for more information.

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of Cimarron and a director and the president of Golden Spike Mining.

Page - 21

On August 22, 2003, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Brancote US Inc. (“Brancote”), who was and is an arms’ length party to the transactions. The option agreement included the initial 24 unpatented mineral claims optioned by Brancote and an additional 6 unpatented mineral claims previously optioned to Brancote in accordance with the terms of a previous option agreement dated June 1, 1994. On June 1, 2004, the previous option agreement dated June 1, 1994 expired along with Cimarron’s interest in the six unpatented mineral claims.

Golden Spike Mining has made all option payments to Brancote, including a $2,000 payment on February 4, 2003. Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement. Golden Spike had until August 22, 2004 to incur a minimum exploration expenditure of $50,000 on the mineral claims, but failed to meet the minimum exploration expenditures. Brancote has consented to the assignment of the option agreement.

The option agreement provides for a term of three years that expires on August 22, 2006. In order to keep the option in good standing, Cimarron is required to pay all annual lease maintenance fees and to incur exploration expenditures of at least $50,000 in each year.

If, and when, Cimarron exercises the option, it will have to pay Brancote an additional $200,000 option payment and grant the owner a 1% net smelter royalty on the mineral claims. Cimarron can repurchase half of the 1% net smelter royalty (0.5% NSR) for a payment of $500,000 to Brancote.

For more information and details on the Cimarron Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page .

(4) French Gulch Property

On June 23, 2004, Bullion River entered into a letter agreement, whereby it proposed to acquire a 100% interest in the Washington Niagara Partnership by acquiring an option to buy all the outstanding partnership units for an aggregate purchase price of $1,500,000. The property is located in Shasta County in California and consists of the Washington Niagara Mine and is comprised of 28 patented and 27 unpatented mineral claims (the “Washington Niagara Property”).

During the second quarter of 2004 Bullion River paid a non-refundable deposit of $10,000 that gave Bullion River until September 30, 2004 to (1) complete its due diligence on the property and (2) the exclusive right to enter into a formal agreement to acquire the Partnership Units.

On October 6, 2004, French Gulch (Nevada) Mining Corp. entered into an exploration agreement with an option to purchase the Washington Niagara property from the Washington-Niagara Mining Partnership (“WN Partnership”). Under the terms of the agreement French Gulch (1) has been granted the exclusive right to conduct exploration work on the Washington Niagara Property until September 30, 2005 (2) paid $15,000 upon signing the agreement (3) is required to pay $50,000 on each of June 1 and August 1, 2005 (4) can exercise its option to acquire the property anytime up to October 1, 2005. If French Gulch exercises its option it is required to make bi-monthly option payments of $50,000 until production commences. Once production commences French Gulch will be required to make bi-monthly payments of $175,000. Ownership of the property will transfer to French Gulch once the aggregate amount of payments made by French Gulch to the WN Partnership total $1,500,000.

On August 17, 2004, French Gulch staked an additional 22 mineral claims in the French Gulch district in Shasta County, California at a cost of $12,900.

For more information and details on the French Gulch Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page ..

(5) North Fork Property

On February 23, 2004, North Fork Mining Corp. (“North Fork”) was assigned three options to acquire a 100% undivided right, title and interest in an aggregate 42 unpatented mineral claims located in Sierra County in the State of California. The options were assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $129,115. North Fork paid for the assignment fee by way of a loan from Bullion River. Also, as additional consideration for the assignment of the option agreements, North Fork granted Golden Spike Mining a net smelter royalty of 1.5% on the 42 unpatented mineral claims. See Exhibit 10.5 for more information.

Page - 22

Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of North Fork and a director and the president of Golden Spike Mining.

On July 1, 2002, Golden Spike Mining entered into the first option agreement with the owner of 27 unpatented mineral claims, Forest Mines, Inc., who was and is an arms’ length party to the transaction. The first option agreement provides for a term of five years that expires on July 3, 2007.

On July 3, 2002, Golden Spike Mining entered into the second option agreement with the owner of 8 unpatented mineral claims, Mugwump Mining Company, Inc., who was and is an arms’ length party to the transaction. The second option agreement provides for a term of five years that expires on July 3, 2007.

In order to keep these two options in good standing, North Fork is required to pay to each owner a minimum royalty payment of (1) $250 per month in year two, (2) $500 per month in year three, (3) $1,000 per month in year four, and (4) the greater of $5,000 per month or a 5% net smelter royalty in year five. North Fork is also required to make all maintenance and lease payments to keep these mineral claims in good standing during the term of the option.

If North Fork makes all of the minimum royalty payments, then at the end of the five year term North Fork will have acquired a 100% undivided right, title and interest in these 35 unpatented mineral claims subject only to a 5% net smelter royalty payable to each owner on its respective mineral claims. Royalty payments will be required to be made until North Fork has made payments to each owner in the aggregate of $750,000. All prior payments made by North Fork to the owners, including all minimum royalty payments, will be deducted from the $750,000 purchase price. Also, a $10,000 option payment was made to each of the two owners upon signing the respective option agreement. The owners have been paid in full for the royalty payments to the end of December 2004.

On March 4, 2003, Golden Spike Mining entered into the third option agreement with the owner of seven unpatented mineral claims, Donald E. Williams, who was and is an arms’ length party to the transaction. The third option agreement has no term. To acquire an undivided 100% interest in these mineral claims, North Fork must (1) pay the owner $10,000 upon first completing a drilling and exploration program and deciding to continue with exploration, and (2) pay the owner $70,000 upon completing a second stage of drilling and exploration and deciding to continue with exploration. North Fork has not yet commenced exploration work on these claims.

Golden Spike Mining has represented that it has fulfilled all of its obligations under the option agreement. Each of the owners has consented to the assignment of their respective option agreement.

For more information and details on the North Fork Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page .

(6) Painted Hills Property

In February 2004, Bullion River acquired a 100% interest in the Painted Hills property by staking the 41 unpatented mineral claims in the Painted Hills district in northwestern Nevada comprising 825 acres.

For more information and details on the Painted Hills Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page ..

(7) Wenban Spring Property

On February 20, 2004, Thomas Creek Mining Corp. (“Thomas Creek”) was assigned an option to acquire a 100% undivided interest in 76 unpatented mineral claims located in Eureka County in the State of Nevada. The option was assigned from Golden Spike Mining, a Nevada corporation, for an assignment fee of $53,740. Thomas Creek paid for the assignment fee by way of a loan from Bullion River. See Exhibit 10.4 for more information.

On September 28, 2004, Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp. During June 2004, Bullion River acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada. Also, during the period ended September 30, 2004 Bullion River terminated its option on the Thomas Creek property

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Peter M. Kuhn is a director and president of Bullion River and the sole director and officer of Wenban Spring and a director and the president of Golden Spike Mining.

For more information and details on the Wenban Spring Property see “Management’s Discussion and Analysis or Plan of Operations” below beginning on page ..

Competition

Bullion River competes with other mining and exploration companies possessing greater financial resources and technical facilities than Bullion River in connection with the acquisition of mineral exploration claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified personnel. The gold mining industry is fragmented and Bullion River is an infinitely small participant in the gold and silver mining market. Many of Bullion River’s competitors have a very diverse portfolio and have not confined their market to one mineral or property, but explore a wide array of minerals and mineral exploration properties. Some of these competitors have been in business for longer than Bullion River and may have established more strategic partnerships and relationships than Bullion River.

There is significant competition for the limited number of gold acquisition opportunities and, as a result, Bullion River may be unable to continue to acquire an interest in attractive gold and silver mineral exploration properties on terms it considers acceptable.

While Bullion River competes with other exploration companies, there is no competition for the exploration or removal of mineralized material from Bullion River’s properties. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. The largest are Handy & Harman, Englehard Industries, and Johnson Matthey, Ltd. The wholesale purchase of precious metals is affected by a number of factors beyond Bullion River’s control. The factors are:

! fluctuations in the market price for gold
! fluctuating supplies of gold
! fluctuating demand for gold
! mining activities by others

If Bullion River finds gold or silver that is deemed of economic grade and in sufficient quantities to justify removal, Bullion River would seek additional capital through equity or debt financing to build a mine and plant. Bullion River would then mine the gold or silver. After mining Bullion River would process the ore through a series of steps that produces a rough concentrate. This rough concentrate is then sold to refiners and smelters for the value of the mineral contained therein less the cost of further concentrating, refining and smelting. Refiners and smelters then sell the gold on the open markets through brokers who work for wholesales, including the major world wholesalers set forth above.

The current demand for gold and silver exceeds the supply of gold and silver. As such management believes it will not have any difficulty selling the gold or silver it may recover. However, Bullion River has not found any mineralized material as of today and there is no assurance Bullion River will find any mineralized material in the future.

Government Controls and Regulations

The various levels of government controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased. With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations, and may require that some former mineral exploration properties be managed for long periods of time.

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Bullion River’s exploration and development activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and all the related state laws in California and Nevada.

The State of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 that established design, operation, monitoring and closure requirements for all mining facilities. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. The State of Nevada has also adopted reclamation regulations pursuant to which reclamation plans have been prepared and financial assurances established for existing facilities. New facilities are also required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance. The State of California has similar regulations.

Bullion River will be required to obtain work permits from the Bureau of Land Management and the U.S. Forest Service for any exploration work that results in a physical disturbance to the land. Bullion River will not be required to obtain a work permit for any phase of its proposed mineral exploration programs that does not involve any physical disturbance to the mineral claims. Bullion River will be required to obtain a work permit if it proceeds with the subsequent phases of its proposed mineral exploration programs. As the exploration programs proceed to the trenching, drilling and bulk-sampling stages, Bullion River will be required to post small bonds and file statements of work with the Bureau of Land Management and with the U.S. Forest Service. Bullion River will be required by the Bureau of Land Management and with the U.S. Forest Service to undertake remediation work on any work that results in physical disturbance to the mineral claims. The cost of remediation work will vary according to the degree of physical disturbance.

It is Bullion River’s responsibility to provide a safe working environment, not to disrupt archaeological sites, and conduct its activities in such a manner as to cause unnecessary damage to the mineral exploration properties.

Bullion River will secure all necessary permits for exploration and will file final plans of operation prior to the commencement of any mineral exploration operations. Management anticipates no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to law. Any portals, adit or shafts will be sealed upon abandonment of the mineral exploration properties. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of Bullion River’s proposed activities cannot be determined until it commences operations and knows what that will involve from an environmental standpoint.

Bullion River and its Subsidiaries are in compliance with the foregoing legislation and will continue to comply with the legislation in the future. Management believes that compliance with the foregoing legislation will not adversely affect Bullion River’s business operations in the future or its competitive position.

Effect of Existing or Probable Governmental Regulations on Bullion River’s Business

Bullion River’s business is subject to various levels of government controls and regulations, which are supplemented and revised from time to time. Bullion River is unable to predict what additional legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective. Such changes, however, could require increased capital and operating expenditures and could prevent or delay certain operations by Bullion River or one of the Subsidiaries.

Dependence on One or a Few Major Customers

Bullion River does not have any major customers that it depends on. Bullion River is still in the start up phase and has not as of yet negotiated a contract with a major client. Gold and silver can be readily sold on numerous markets throughout the world and it is not difficult to ascertain their market price at any particular time. Since there are a large number of available gold and silver purchasers, Bullion River is not dependent upon the sale of gold or silver to any one customer. The gold and silver will be delivered to meet commitments under gold or silver sale contracts or sold to various dealers or smelters on a competitive basis at spot prices. Management believes that, because of the availability of alternative refiners, no material adverse effect would result if Bullion River lost the services of any of its current refiners.

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Patents/Trade Marks/Licences/Franchises/Concessions/Royalty Agreements or Labour Contracts

Neither Bullion River nor the Subsidiaries currently own any patents or trade marks. Also, they are not party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trade marks.

Bullion River’s web sites are copyrighted upon loading. www.bullionriver.com and www.bullionrivergold.com are registered domain names of Bullion River. Bullion River and its subsidiaries will seek further trademark protection for any associated domain names.

Employees and Employment Agreements

Bullion River has seven full time employees in the corporate offices and eight full time employees in the field.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect Bullion River’s current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project, and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Overview

Bullion River was incorporated under the laws of the State of Nevada on June 29, 2001 under the original name “Dynasty International Corporation”. Bullion River was a specialty retailer of home water quality testing kits and water purification devices until December 9, 2003 when Bullion River changed its business direction to the exploration of gold and silver in the western United States. Bullion River’s principal executive offices are located in Reno, Nevada.

On December 9, 2003, Bullion River acquired all of the issued and outstanding shares of each of the following corporations: Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp. and Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.). All five of these subsidiaries were incorporated in the State of Nevada on December 9, 2003. On September 30, 2004, Bullion River acquired all of the issued and outstanding shares of French Gulch (Nevada) Mining Corporation, which was incorporated in the State of Nevada on September 30, 2004.

Bullion River has not commenced significant operations and was considered a development stage company until it changed business direction in December 2003 and became an exploration company.

Results of Operations

Revenue

Management anticipates that significant revenues will not be achieved until Bullion River locates viable mineral properties from which Bullion River is able to extract gold or silver. There is no guaranty that Bullion River will locate viable gold or silver reserves, and if such minerals are discovered that Bullion River will enter into commercial production, or that if Bullion River does locate viable mineralization that Bullion River will be able to secure the financing necessary to proceed with extraction of these minerals.

Expenses

For the year ended December 31, 2004, Bullion River’s expenses totaled $2,965,185 compared to $101,215 for the year ended December 31, 2003. This is an increase of $2,863,970 or 2,830%. This unfavorable variance was due to an increase of $1,874,409 in exploration costs, $222,389 in investor relations and promotion costs, $156,408 in administrative fees, $150,299 in professional fees, $149,691 in consulting fees, $109,698 in travel expenses, $46,692 in salaries and wages, $43,791 in office expenses, $28,156 in filing fees, $26,910 in insurance, $19,605 in rent, $13,050 in depreciation, $4,826 in interest and bank charges, and interest on debt of $6,838, offset by an income tax refund of $833 and a decrease in extinguishment of debt of $12,041. The increases were due to our change in business direction, commencement of Bullion River’s exploration program, hiring of key management and staff and consulting fees paid for planning and engineering the exploration process, and an increase in corporate communications.

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For the year ending December 31, 2003, Bullion River’s expenses were $101,215 compared to $43,348 for the year ending December 31, 2002. This was an increase of $57,867 or 133%. This unfavorable variance was due to an increase of $25,000 in administrative fees, $23,475 in consulting fees, $9,290 in professional fees, $12,500 in salaries and wages, $1,844 in filing fees, $267 in interest and bank charges, $1,697 in office expenses, and $2,674 in travel expenses, offset by an extinguishment of debt of $18,880. The increases were due to the change in business direction.

Liquidity and Financial Condition

Cash and Working Capital

As of May 5, 2005, Bullion River had cash in the amount of $858,375.

Bullion River had cash of $273,331 and a working capital deficit of $261,464 at December 31, 2004. During the year ended December 31, 2004, Bullion River used $2,396,751 in cash for operating activities, primarily for a net loss of $2,965,185, an increase in prepaids of $89,184 and a gain on extinguishment of debt of $6,839 offset by depreciation of $13,050, common stock issued for services and related expenses of $128,650 and an increase in accounts payable and accruals of $522,757. Cash used in operations of $2,396,751 was financed by a sale of common stock of $2,473,385, an advance payable of $84,572 and note payable of $70,000 offset by an investment in fixed assets of $109,615. A decrease in working capital of $190,901 was due to an increase in current assets of $209,589 that was more than offset by an increase in current liabilities of $400,490. Bullion River has accumulated a deficit of $3,110,748 since inception and have a stockholder’s deficiency of $164,899. Bullion River has no contingencies and our long-term commitments are disclosed in the consolidated financial statements and related notes appearing elsewhere herein and in the following commitment table.

Bullion River had cash of $152,926 and a working capital deficit of $70,563 at December 31, 2003. During the year ended December 31, 2003, we used $122,085 in cash for operating activities, primarily for an operating loss of $101,215, a gain on extinguishment of debt of $18,880 and a decrease in accounts payable of $1,907. Cash used in operations of $122,085 was financed by a sale of common stock of $39,150, an advance payable of $34,308 and a note payable of $200,000. A decrease in working capital of $62,065 was due to an increase in current assets of $151,456 that was more than offset by an increase in current liabilities of $213,521. Bullion River has accumulated a deficit of $145,563 since inception and have a stockholder’s deficiency of $70,563. Bullion River has no contingencies or long-term commitments except for commitments under the option agreements, which Bullion River entered into subsequent to December 31, 2003.

Internal and External Sources of Liquidity

Over the next twelve months Bullion River plans to fund its operations through the issuance of common stock, financing in the form of notes payable, and if exploration is successful through the sale of gold or silver.

Critical Accounting Policies

Mineral Properties

Bullion River confines its exploration activities to areas from which gold and silver have been previously produced, or to properties that are contiguous to such areas and have demonstrated mineralization. Bullion River will expense the costs of acquiring options on the mineral claims and exploration costs until established economically recoverable reserves are found, after which, costs to develop the mineral claims will be treated as an asset. At this time it is unknown when established economically recoverable reserves will be found. Properties that do not have economically recoverable reserves will be abandoned.

Reclamation and Abandonment Costs

Adoption of SFAS 143 "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the reclamation and abandonment costs are not expected to have an impact on Bullion River’s financial statements while it is in the exploration stage. Once Bullion River commences operations, the policy requires that reclamation and closure costs including site rehabilitation costs be recorded at the estimated present value of reclamation liabilities and recorded as an asset. These reclamation costs will be allocated to expense over the life of the related options and will be adjusted for changes resulting from the passage of time and revisions to either the timing, or the amount of the original present value estimate.

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Deferred Stripping Costs

A committee of the Emerging Issues Task Force (“EITF”) discussed the accounting for deferred stripping costs but did not reach a consensus in 2004. The Task Force considered the recommendation that stripping costs incurred during production are a mine development cost that should be capitalized as an investment in the mine and attributed to the proven and probable reserves benefitted in a systematic and rational manner. However, the Task Force directed the FASB staff to develop additional guidance about what constitutes a systematic and rational manner of attributing the capitalized costs to proven and probable reserves benefitted. Bullion River cannot predict whether the deliberations of the EITF will ultimately modify or otherwise result in new accounting standards or interpretations thereof that differ from Bullion River’s current practices.

Contractual Obligations

Bullion’s contractual obligations payable for the years ended December 31 are:

Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Option payments	$ 761,970	$ 289,970	$ 312,000	$ 80,000	$ 80,000
Consulting fees	10,000	10,000	-	-	-
Lease/rental commitments	84,468	75,964	8,504	-	-

Plan of Operation for the Next Twelve Months

During 2004, Bullion River spent $1,874,409 on exploration activities, which included acquiring options on the following properties: Antone Canyon property, Corcoran Canyon property, Cimarron property, Thomas Creek property, North Fork property, and French Gulch property. Bullion River also acquired the Painted Hills and Wenban properties by staking them ourselves. Bullion River paid for the properties and expenses through the issuance of common stock and advances payable.

During 2004, Bullion River commenced phase 1 testing on all of its properties. Bullion River plans to commence and complete phase 1 exploration programs in 2005 at the following properties: Wenban Spring, Painted Hills, Corcoran Canyon, and North Fork. At the end of an unsuccessful drilling campaign the Thomas Creek claims were abandoned and the Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp. Once Bullion River has completed phase 1 exploration drilling programs on its properties, Bullion River plan to immediately conduct an analysis and evaluation of the results to determine the feasibility of commencing phase 2 drilling programs.

Phase 2 exploration programs in 2005 will target any projects that show encouraging drill results from phase 1, however, embarking on phase 2 depends not only on the drilling results obtained during phase 1, but on the general outlook for gold and silver prices. Bullion River anticipates commencing phase 2 exploration programs on one to four of its properties during 2005.

The following table sets out the estimated; costs, commencement dates, and completion dates of our proposed exploration programs during 2005, if tests and assay results, market conditions, and capitalization are optimal.

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Property	Estimated Exploration Costs for 2005	Commencement Date	Estimated Completion Date
French Gulch North Fork Corcoran Canyon Wenban Spring Painted Hills Antone Canyon Cimarron	$ 3,493,500 2,183,700 223,500 182,900 254,000 170,000 11,500	January 2005 April 2005 May 2005 June 2005 July 2005 August 2005 2006	2nd Quarter 4th Quarter 3rd Quarter 3rd Quarter 3rd Quarter 3rd Quarter N/A
Total	$ 6,519,100

During the first half of 2005, Bullion River plans to concentrate on the French Gulch property. At April 21, 2005, Bullion River had completed 31 underground drill test holes. The first 16 holes, targeting the Lucky-7 vein, were successful in extending high-grade gold mineralization at least 200 feet below previously mined levels. Holes 17 to 31 were the first holes that will test the Washington vein. They are approximately 400 feet north of the Lucky-7 vein. These two holes intersected the Washington vein as expected, with one hole showing obvious visible gold. Four of the first five holes returned assays grading above 1 opt gold. Assays are pending for holes 23 through 31. Core logging continues to encounter visible gold in quartz veins and massive vein intervals with visible gold as wide as 10 feet down-hole. Bullion River plans to complete a preliminary resource/reserve calculation after phase 1. Second phase in-fill drilling will then be undertaken at French Gulch to complete the desired 58-hole drill-grid spacing of 50 feet on the Lucky-7 and 75 feet on the Washington vein.

Bullion River’s drilling, sampling, and assaying practices are being actively audited by SRK Consulting, who is satisfied with procedures that are in place. Core samples are being assayed at BSi Inspectorate, Reno, Nevada. Bullion River conducts a rigorous quality control program. SRK Consulting will also be heading resource calculations once sufficient drilling has been completed.

Once phase 2 exploration has been completed, the results will be evaluated to determine production viability. This will be based on mineralization, the gold and silver markets, and the engineering and production costs to economically extract and process.

In anticipation of going into production at French Gulch, due to the promising test drill results, Bullion River is currently re-evaluating previous estimates for mill and mine rehabilitation, and adjusting for the latest cost factors before being presented to an independent engineering firm, which will ensure the highest quality standards.

Current pre-production development estimates for the French Gulch mill and mine rehabilitation are as follows:

French Gulch Proposed Budget	Proposed
Mill Rehabilitation Mine Development	$ 2,000,000 4,500,000
Total Proposed	$ 6,500,000

Bullion River expects to continue with phase 1 of its proposed exploration programs on its other properties during the second quarter and third quarter of 2005. Bullion River resumed its exploration program on the North Fork Property in April 2005 and started the exploration program on the Wenban Spring Property in April 2005. Bullion River will commence its exploration program on Corcoran Canyon Property in May 2005, on Painted Hills Property in July 2005, and phase 2 of the Antone Canyon Property in August 2005. Bullion River does not anticipate continuing with phase 1 of its exploration program on the Cimarron property until 2006.

During 2005, Bullion River plans to continue to seek projects that contain high grades and large tonnage of gold or silver as well as projects that contain the potential for mineralization concealed under post-mineral cover. This focus is in regions containing gold or silver deposits primarily in the Great Basin of the western United States and the Mother lode belt in California. There is no assurance that Bullion River will locate any high grade and large tonnage, or locate projects that contain the potential for mineralization concealed under post-mineral cover, or that there is sufficient high grade or large tonnage of gold or silver to make the project commercially viable.

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Bullion River will continue to incur losses unless Bullion River’s anticipated production projects contain commercially viable sources of gold or silver and until such time as Bullion River achieves significant revenues from the sales of gold or silver. The costs associated with bringing a commercially viable mine into operation are significant, and Bullion River cannot guarantee that it will be able to obtain the required working capital to bring a mine into commercial production.

Bullion River is not currently conducting any research and development activities other than the development of its website. Bullion River does not anticipate conducting such activities in the near future except for the possible development of its mineral properties. As Bullion River proceeds with its production and exploration programs Bullion River will need to hire independent contractors as well as purchase or lease additional equipment.

Subsequent to December 31, 2004 Bullion River received $3,415,182.70 in private placement funds for 4,553,577 units at $0.75 per unit. Bullion River plans to spend this money on operating and exploration costs. Management anticipates continuing to rely on private loans, equity sales of common shares or joint ventures with other exploration companies in order to fund its exploration program. The issuance of additional shares will result in dilution to existing shareholders of Bullion River.

French Gulch (Nevada) Mining Corp.

On September 30, 2004 French Gulch Mining Corp. (“French Gulch”), a wholly owned subsidiary of Bullion River, was incorporated in the state of Nevada to conduct a surface and underground drilling campaign on the Washington Niagara property and French Gulch claims (“French Gulch claims”).

The French Gulch claims are located in Shasta County in California and consists of the Washington Niagara Mine and is comprised of 28 patented and 27 unpatented mineral claims (the “Washington Niagara Property”).

On October 6, 2004, French Gulch entered into an exploration agreement with an option to purchase the Washington Niagara Property from the Washington-Niagara Mining Partnership (the “WN Partnership”). Under the terms of the agreement French Gulch (1) has been granted the exclusive right to conduct exploration work on the Washington Niagara Property until September 30, 2005, (2) paid $15,000 upon signing the agreement, (3) is required to pay $50,000 on June 1 and August 1, 2005, and (4) can exercise its option to acquire the property anytime up to October 1, 2005.

If French Gulch exercises its option it is required to make bi-monthly option payments of $50,000 until production commences. Once production commences French Gulch will be required to make bi-monthly payments of $175,000. Ownership of the property will transfer to French Gulch once the aggregate amount of payments made by French Gulch to the WN Partnership total $1,500,000.

On August 17, 2004, French Gulch staked an additional 22 mineral claims in the French Gulch district in Shasta County, California at a cost of $12,900. Bullion River has collectively named these newly staked claims, along with the Washington Niagara property, the “French Gulch Property”.

French Gulch Property

The following information concerning the French Gulch Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

The project includes a mill that operated as recently as 2002, consisting of gravity and flotation circuit as well as a furnace for producing doré bars. There is also some small equipment on the property.

Exploration Program

Neither Bullion River nor French Gulch claim to have any reserves whatsoever at this time on the French Gulch Property.

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The Washington Niagara property consists of 1,022 acres, of which 482 acres are patented land. The property is located within the French Gulch mining district of the Klamath Mountains province, 15 miles northwest of Redding in northwestern California. This province has produced at least 7 million ounces of gold from placer and mesothermal quartz vein deposits broadly similar to vein districts of the Mother Lode region in east-central California. The French Gulch mining district has been the largest producer in the province, yielding an estimated 1.5 million ounces of gold and it contains the highest grades in the province, with ore shoots typically grading above 0.50 opt and commonly above 1.0 opt. The district comprises a number of past-producing vein mines along an easterly-trending belt 1.5 miles wide and 10 miles long, with veins producing gold through a vertical range of 3,400 feet.

At the Washington mine, a series of at least six steeply-dipping, east-trending gold-bearing quartz veins occur across a minimal width of 800 feet and a strike length of at least 1,000 feet. Mineralization has been mined over a vertical range of only 500 feet along ore shoots, which rake moderately west (approximately 45 degrees), but mineralization remains open at depth and along strike. Coarse visible gold is common.

The Niagara mine workings, about 1 mile west of Washington, are at present inaccessible. The mine consisted of 10 levels that exploited veins similar to those at Washington, with production over 500 feet vertically and along 1,200 feet of strike.

The property has produced at least 200,000 ounces of gold, but production records are incomplete. Mining and gold production on the Washington veins commenced in 1852, the first bedrock gold mine in the province and continued intermittently through 2001. High-grade mineralization mined in recent years has included one small zone on the Lucky-7 vein, which yielded about 8,800 tons grading 1.13 opt Au in the mid 1990’s. However, there has been very limited exploration drilling from surface and underground.

Recent intensive underground sampling across veins has returned high grades. Results from the first five holes on the Lucky-7 and the Washington vein structures confirm the down-dip continuity of the high-grade vein zones mined at higher levels. See Exhibit 99.1 - News Release dated April 18, 2005 announcing drill results on the French Gulch Property.

Status of French Gulch Exploration Program

French Gulch completed a comprehensive feasibility audit over the past three months. The audit evaluated the viability of the mine’s permits, mill facilities and underground conditions. It also allowed for development of a mine engineering plan and estimations of capital requirements and future operational costs. Furthermore, the geology and mineralization has been evaluated and a three-dimensional model of underground workings and veins has been created. With this information French Gulch is developing exploration strategies and various production scenarios.

French Gulch’s proposed budget for phase 1 of its proposed exploration program on the French Gulch Property is as follows:

French Gulch	Budget Amounts
BLM and county fees (2005-2006) Option payments Surface and underground exploration drilling Development of mine engineering plan Development of mill upgrade and expansion plan Contingency 20%	$ 22,500 100,000 2,459,000 100,000 250,000 562,000
Total Proposed Budget	$ 3,493,500

French Gulch rehabilitated an underground adit and started excavation of an underground drill chamber. This work was completed in January 2005 and underground drilling started in January 2005. Surface sampling and mapping was conducted and a 3-D model completed. Surface and underground drill locations were determined. Surface RC drilling started and was abandoned due to strong hole deviation and extraordinarily high costs. A Storm Water Pollution Prevention Plan was submitted and the Feasibility Study started.

French Gulch has completed 31 underground drill holes in its resource-definition program. The first 16 underground core holes totaling approximately 9,000 feet represent about 30% of the planned 31,000 foot, 58 hole, phase-1 program aimed at delineating reserves on the Lucky-7 and Washington veins. The first 16 holes, targeting the Lucky-7 vein, were successful in extending high-grade gold mineralization at least 200 feet below previously mined levels. Assays are pending for holes 22 through 31. See Exhibit 99.1 - News Release dated April, 18, 2005 announcing drill results on the French Gulch Property.

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French Gulch is currently scheduling a district-wide exploration effort to begin assessments beyond the Washington mine, the site of the resource-definition effort. This effort will consist of a rigorous district-scale geologic evaluation along with assessments of mineralized areas. For example, the historic Niagara mine about 4,000 feet west of the Washington developed a high-grade ore shoot for about 800 feet down-dip. This vein and vein trend has not yet been explored. One historic drift lying 550 feet below mined levels intersected multiple quartz veins with visible gold, but no mining was conducted. We plan to map and sample this drift during the initial stage of the mine’s evaluation. Similar to Washington, the veins at Niagara are hosted in a dike swarm. A surface core-drilling program is planned for the Niagara area as well as for step-outs along the Washington and Lucky-7 vein trends to the east.

French Gulch began its phase-1 in January 2005 and expects to complete this phase during the second quarter of 2005.

During the year ended December 31, 2004, French Gulch spent $432,138 on exploration, including option payments, BLM and county fees on the French Gulch Property.

North Fork Mining Corp.

On February 23, 2004, Bullion River’s wholly owned subsidiary North Fork Mining Corp. (“North Fork”) was assigned three options to acquire a 100% undivided right, title and interest in 42 unpatented mineral claims located in Sierra County in the State of California.

The terms of two of the three North Fork option agreements (Forest Mines, Inc. and Mugwump Mining Company) for a total of 35 unpatented claims are for 5 years and expiring on July 3, 2007. In order to keep these two options in good standing North Fork is required to pay, per agreement, minimum royalty payments of (1) $500 per month until July 3, 2005, (2) $1,000 per month until July 3, 2006 and (3) the greater of $5,000 per month or a 5% NSR during the fifth year. North Fork must also make all maintenance and lease payments to keep the mineral claims in good standing during the term of the option. At the end of the five year term, after all of the royalty payments have been made, North Fork will have acquired a 100% undivided right, title and interest in these 35 unpatented mineral claims subject to a 5% net smelter royalty payable, until a maximum of $750,000 in royalty payments have been made under both of the agreements.

Under the terms of the third North Fork option agreement (Donald Williams) dated March 4, 2003, North Fork can acquire an undivided 100% interest in 7 unpatented claims by (1) paying the owner $10,000 upon completing a Stage 1 drilling and exploration program and deciding to continue with exploration, and (2) paying the owner $70,000 upon completing a Stage 2 drilling and exploration program and deciding to continue with exploration.

North Fork Property

The following information concerning the North Fork Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

North Fork does not own a plant, but it has some small equipment and storage facilities on the North Fork Property.

Proposed Exploration Program

Neither Bullion River nor North Fork claim to have any ores or reserves whatsoever at this time on the North Fork Property.

North Fork plans to conduct exploration to determine what amount of minerals, if any, exist on the North Fork Property and if any minerals that are found can be economically extracted and profitably processed. North Fork’s exploration program is designed to economically explore and evaluate the North Fork Property.

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North Fork’s proposed exploration program consists of two phases, which includes (1) rehabilitate the underground access and to position drill rigs at the lower part of the decline, (2) to drill 20,000 feet of diamond drill holes from the decline, and (3) drive exploration drifts 150 meters north and 150 meters south with a decline of 14% and with five additional diamond drill stations that would include an additional 20,000 feet.

In phase 1, North Fork plans to rehabilitate the underground access, construct three drill stations at the lower part of the decline and complete a core drilling program of 10,000 feet. The drilling has the potential to intersect significant gold mineralization around areas where previous underground sampling has confirmed the presence of high-grade (+0.50 opt) gold. The goal is to identify approximately 250,000 ounces. The following table summarizes our proposed preliminary budget for phase 1 of our proposed mineral exploration program. Commencing phase 2 of the exploration will depend upon the results obtained during phase 1.
North Fork’s proposed budget for phase 1 is as follows:

North Fork	Budget Amounts
BLM and county fees (2005-2006) Option payments Drilling 20,000 ft @ $25/ft. Decline rehabilitation, engineering, permitting, etc. Contingency 20%	$ 7,000 18,000 500,000 1,294,700 364,000
Total Proposed Budget	$ 2,183,700

North Fork obtained the necessary permits for underground rehabilitation and exploration drilling and have commenced an underground exploration program with offsite mobilization and engineering.

Status of North Fork Exploration Program

North Fork started to mobilize on site in October 2004 and has set up infrastructure in order to start rehabilitation work. Due to extreme snowfalls and melting conditions, work was suspended in January 2005. As soon as weather permits, management plans to resume work on the North Fork Property. North Fork expects this work to commence in April of 2005 and continue into the forth quarter of 2005. During the year ended December 31, 2004, North Fork spent $612,063 on exploration, including option payments, BLM and country fees, on the North Fork Property.

Corcoran Canyon Mining Corp.

On February 18, 2004, Bullion River’s wholly owned subsidiary Corcoran Canyon Mining Corp. (“Corcoran Canyon”) was assigned an option to acquire a 100% undivided interest in 41 unpatented mineral claims located in Nye County in the State of Nevada. The option agreement dated February 28, 2003, is for a term of 3 years and expires on February 28, 2006. In order to maintain the option, Corcoran Canyon must (1) pay all annual claim and lease maintenance fees as required to keep the property in good standing, (2) incur exploration expenditures of at least $50,000 on or before each of February 28, 2005 and 2006, and (3) to carry a comprehensive general commercial liability insurance policy having limits of not less than $1 million per occurrence. All required payments under the original option agreement have been made.

The option agreement limits Corcoran Canyon to performing limited testing on the Corcoran Canyon Property. Corcoran Canyon cannot commence mining activities on the property until the option has been exercised. Corcoran Canyon can exercise the option and acquire a 100% interest in the Corcoran Canyon Property by paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 2% NSR on the mineral claims. Corcoran Canyon can repurchase 1% of the 2% NSR by paying $1 million to the owner at any time after the granting of the 2% NSR.

In addition, a 100% undivided interest in 89 unpatented mineral claims in Nye County were transferred to Corcoran Canyon by Golden Spike Mining.

Corcoran Canyon Property

The following information concerning the Corcoran Canyon Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

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Plant and Equipment

Corocran Canyon does not own a plant or any equipment and there is no equipment on the Corcoran Canyon Property.

Proposed Exploration Program

Neither Bullion River nor Corcoran Canyon claim to have any ores or reserves whatsoever at this time on the Corcoran Canyon Property.

During 2005, Corcoran Canyon is planning to conduct exploration to determine what amount of minerals, if any, exist on the Corcoran Canyon Property and if any minerals that are found can be economically extracted and profitably processed. Cororan Canyon’s exploration program is designed to economically explore and evaluate the Corcoran Canyon Property.

Corcoran Canyon’s proposed exploration program consists of designing and completing a phase 1 drilling program to test extensions of the known resource and the New Target.

The 3-dimensional analysis of the silver-gold resource has been completed. Preliminary work indicates potential for additional mineralization down dip and to the west, northwest, and possibly northeast of the resource, and these extensions include areas concealed by alluvium and post-mineral volcanics. Additional targets are expected to be developed through continued analysis of the volcanic stratigraphy, structure and district alteration and mineralization patterns.

Corcoran Canyon started its phase 1 proposed mineral exploration program in October 2004; however, due to inclement weather, the program had to be abandoned with the first hole. The program will resume in approximately May of 2005 and we expect to complete it during the third quarter of 2005. The decision to extend the proposed mineral exploration program on the Corcoran Canyon Property to phase 2 will be contingent upon reasonable encouragement from the results of the proposed mineral exploration program. When Corcoran Canyon completes phase 1 of the proposed mineral exploration program, and if the results are positive, Corcoran Canyon will still have to undertake an extensive second phase that might consist of further soil sampling, geophysical surveys, trenching or drilling before we will be able to identify commercially viable reserves. The costs of phase 2 of the proposed mineral exploration program will be significantly more than the costs set forth above for phase 1.

Corcoran Canyon’s estimated budget for phase 1 of its proposed 2005 mineral exploration program on the Corcoran Canyon Property is as follows:

Corcoran Canyon	Budget Amounts
BLM and county fees (2005-2006) Insurance Reverse circulation drilling (6,000 feet of RC drilling in 4 to 5 holes) Assaying and engineering Drill site preparation and reclamation Contingency 20%	$ 14,000 5,500 147,000 15,000 5,000 37,000
Total Proposed Budget	$ 223,500

During the year ended December 31, 2004, Corcoran Canyon spent $105,479 on exploration, including option payments, BLM and county fees and insurance, on the Corcoran Canyon Property. At February 28, 2005, Corcoran Canyon had spent $5,429 of the required $50,000 on exploration and was not in compliance with the terms of the option agreement.

Wenban Spring Mining Corp. (Formerly Thomas Creek Mining Corp.)

During September 2004, the Thomas Creek claims were abandoned after an unsuccessful drilling campaign and as such, Thomas Creek Mining Corp. changed its name to Wenban Spring Mining Corp. (“Wenban Spring”) and will be focusing its activities on the Wenban Spring Property.

During the year ended December 31, 2004, a total of $273,648 was spent on exploration, including option payments and BLM and county fees, on the Thomas Creek property.
During June 2004, Bullion River acquired a 100% interest in the Wenban Spring Property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada.

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Wenban Spring Property

The following information concerning the Wenban Springs Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Wenban Spring Property lies along the west side of the northwest-trending Battle Mountain - Eureka Mineral Belt, which contains a number of productive, bulk-mineable, sediment-hosted and volcanic-hosted gold deposits, including Pipeline (+11 Moz Au), Cortez Hills, Cortex, Tonkin Springs, Horse Canyon, Gold Bar, Ruby Hill, Toiyabe and Buckhorn.

Location

The Wenban Spring Property covers approximately 7.25 square miles (19 sq km) southwest of the Cortez Hills gold deposit (+5 Moz gold @ - 4.4 g/t Au) controlled by the Cortez Joint Venture (“CJV”). The property directly adjoins claims held by the CJV and lies within 6 miles (9.6 km) southwest of the Cortez Hills deposit. Placer Dome Inc. (NYSE, TSX, ASX: PDG) is operator and 60% owner of the CJV, with Kennecott Minerals Company (subsidiary of Rio Tinto plc) owning 40%. Cortez Hills is a world-class, bulk-mineable Carlin-type gold system discovered in 2002. It is covered by post-mineralization alluvium at the north end of Grass Valley. The Wenban Spring Property is on the west edge of the same valley. Four miles (6 km) southwest of the Wenban Spring Property is the Toiyabe Carlin-type gold deposit, which produced about 90,000 ounces of gold from an open pit operation from 1987 to 1993.

Project Geology

Regional structural analysis and project-scale geologic data indicate that a north-northwest trending range-front fault zone passes through the property. Fault systems of this orientation are the dominant control to gold deposits in the Cortez region, both Carlin-type sediment-hosted and volcanic-hosted epithermal systems. South of the property, the range-front orientation has a northeast trend that is the more typical range-front orientation. The switch to this north-northwest trend creates an embayment in the northern Toiyabe Range in the project area in which post-mineral alluvial cover may be thin. Rocks exposed in the range on the wet side of the structure are upper-plate siliciclastic rocks which overlie potentially productive carbonate units like those that host the Toiyabe and Cortez Hills gold deposits. Preliminary field work has identified an altered northwest-trending dike on the property. The altered dike is a further indication that the northwest fault zone is significant, deeply tapping and potentially mineralized.

Intersecting the northwest fault on the north side of the property is a regional east-trending fault separating the upper-plate rocks to the south from Tertiary volcanic rocks to the north. The volcanics (Caetano Tuff, 35 Ma) are syn- to post-mineralization with respect to the Carlin-type gold systems, and are older than the productive volcanic-hosted systems in the region (e.g., Buckhorn). The intersection of the two structures under alluvial cover is considered a favorable setting for mineralization.

Neither Bullion River nor Wenban Spring claim to have any ores or reserves whatsoever at this time on the Wenban Spring Property.

Plant and Equipment

Wenban Spring does not own a plant or any equipment and there is no equipment on the Wenban Spring Property.

Proposed Exploration Program

Wenban Spring must conduct exploration to determine what amount of minerals, if any, exist on the Wenban Spring Property and if any minerals that are found can be economically extracted and profitably processed. Wenban Spring’s exploration program is designed to economically explore and evaluate the Wenban Spring Property.

Wenban Spring’s proposed budget for phase 1 of our proposed mineral exploration program on the Wenban Spring Property is as follows:

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Wenban Spring	Budget Amounts
BLM and county fees (2005-2006) Drilling Reclamation Contingency 20%	$ 26,000 116,000 10,400 30,500
Total Proposed Budget	$ 182,900

During 2004, Wenban Spring completed a surface mapping and sampling program as well as a geophysical investigation on site. The results have lead to the determination of drill hole locations. Wenban Spring has submitted a Plan of Operations to the BLM, which has been approved subject to submitting the bond and subsequent approval of it. Wenban Spring started drilling in April 2005. The decision to extend the proposed mineral exploration program on the Wenban Spring Property to phase 2 will be contingent upon reasonable encouragement from the results of the proposed mineral exploration program. When Wenban Spring completes phase 1 of the proposed mineral exploration program, and if the results are positive, Wenban Spring will still have to undertake an extensive second phase of the proposed mineral exploration program that might consist of further soil sampling, geophysical surveys, trenching or drilling before Wenban Spring will be able to identify commercially-viable reserves. The costs of phase 2 of the proposed mineral exploration program will be significantly more than the costs set forth above for phase 1.

Status of Wenban Spring Proposed Exploration Program

During the year ended December 31, 2004, Wenban Spring spent $114,964 on exploration, including BLM and county fees on the Wenban Spring Property. Wenban Spring has completed its surface sampling and mapping as well as the geophysical test program. A Plan of Operations has been approved by the BLM. Wenban Spring started drilling in April 2005 and completed the first hole to a depth of approximately 1,000 feet.

Painted Hills Property

In February 2004, Bullion River acquired a 100% interest in the Painted Hills Property by staking 41 unpatented mineral claims in the Painted Hills district in northwestern Nevada.

The following information concerning the Painted Hills Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

Bullion River does not own a plant or any equipment and there is no equipment on the Painted Hills Property.

Proposed Exploration Program

Bullin River does not claim to have any ores or reserves whatsoever at this time on the Painted Hills Property.

Bullion River must conduct exploration to determine what amount of minerals, if any, exist on the Painted Hills Property and if any minerals that are found can be economically extracted and profitably processed. Bullion River’s exploration program is designed to economically explore and evaluate the Painted Hills Property.

Bullion River has completed in 2004 a district rock-chip sampling and mapping program. The program is designed to test the exposed vein system at depth, and test for veining beneath pediment cover to the east.

Bullion River has planned a program of mapping, sampling and geophysical surveys, followed by a drilling campaign, which will take approximately six weeks to complete beginning approximately in July 2005.

Bullion River has obtained from the BLM an exploration permit for the Painted Hills Property. Bullion River’s proposed budget for phase 1 of its proposed mineral exploration program on the Painted Hills Property is as follows:

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Wenban Spring	Budget Amounts
BLM and county fees (2005-2006) Reverse circulation drilling (6,000 feet of RC drilling in 4 to 5 holes) Assaying and engineering Drill site preparation and reclamation Contingency 20%	$ 5,500 181,000 18,000 7,500 42,000
Total Proposed Budget	$ 254,000

The decision to extend the proposed mineral exploration program on the Painted Hills Property to phase 2 will be contingent upon reasonable encouragement from the results of the proposed mineral exploration program. When Bullion River completes phase 1 of the proposed mineral exploration program, and if the results are positive, Bullion River will still have to undertake an extensive second phase of the proposed mineral exploration program that might consist of further soil sampling, geophysical surveys, trenching, or drilling before we will be able to identify commercially viable reserves. The costs of phase 2 of the proposed mineral exploration program will be significantly more than the costs set forth above for phase 1.

During the year ended December 31, 2004, Bullion River spent $18,782 on exploration, including BLM and county fees, on the Painted Hills Property.

Antone Canyon Mining Corp.

On January 9, 2004, Bullion River’s wholly owned subsidiary Antone Canyon Mining Corp. (“Antone Canyon”) was assigned an option to acquire a 100% undivided right, title and interest in 60 unpatented mineral claims located in Nye County in the State of Nevada.

The Antone Canyon option agreement is for a term of 10 years and expires on December 11, 2012. In order to maintain the option in good standing, Antone Canyon is required to pay the owner of the mineral claims annual payments of $40,000 on or before December 12, until the expiration of the option or until Antone Canyon exercises the option. All required payments under the option agreement have been made.

If, and when, Antone Canyon exercises the option, it will have to choose one of the three exercise options, which are (1) $4,000,000 cash, (2) $400,000 cash plus a 3% net smelter return granted to LLC, or (3) $2,500,000 cash plus a 1% net smelter return granted to LLC. Upon exercising the option, Antone Canyon will have a 100% interest in each of the 60 mineral claim.

Antone Canyon Property

The following information concerning the Antone Canyon Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

Antone Canyon does not own a plant or any equipment and there is no equipment on the Antone Canyon Property.

Geology and Mineralization

The Antone Canyon Property is within the regional north-trending mineralized belt, which includes the volcanic-hosted and sediment-hosted gold-silver deposits of Goldfield, Tonopah, Midway, Manhattan, Round Mountain, Gold Hill and Northumberland.

The local geology consists of Lower Paleozoic, variably-metamorphosed sedimentary rocks, including limestone, calcareous siltstones, argillites, phyllites, schist and quartzite, occupying a northeast-trending wedge between two large Cretaceous plutons. The Antone Canyon Property is located within the Barcelona Mining District, which is a zoned, polymetallic mineral system genetically related to the Cretaceous intrusive activity, which contains zones of high-grade gold-lead-zinc, gold-silver, silver, mercury-antimony veins as well as copper and molybdenum mineralization.

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Neither Bullion River nor Antone Canyon claim to have any ores or reserves whatsoever at this time on the Antone Canyon Property.

Exploration Program

Most of the mineralized area at the Antone Canyon Property has been tested to only 500 feet (150 meters) below surface. Deeper drilling is warranted to test for down-dip extensions to high-grade mineralization. Many previous holes were drilled parallel to mineralized structures. Further drill testing is needed to cross mineralization at an appropriate angle, allowing for an assessment of true widths and multiple parallel mineralized zones. Mineralization is open along strike within the core of the high-grade zone.

During 2004, Antoen Canyon completed its initial drill program consisting of three drill holes to test the strike and depth extension of known high grade structures. The assay results of these 3 drill holes results showed anomalous gold in holes #1 and #2 and 0.424 oz/ton over 20 ft in hole #3.

Proposed Exploration Program

Antone Canyon plans to continue with its proposed phase 2 drilling program during August 2005. Management anticipates completing this program in September 2005. Antone Canyon estimated budget for its proposed mineral exploration program on the Antone Canyon property is as follows:

Antone Canyon	Budget Amounts
BLM and county fees (2005-2006) Option payment Drilling Assaying and engineering Reclamation Contingency 20%	$ 6,500 40,000 80,000 10,000 5,000 28,500
Total Proposed Budget	$ 170,000

During the year ended December 31, 2004, Antone Canyon spent $293,827 on exploration, including option, BLM and county fees on the Antone Canyon property.

Cimarron Mining Corp.

On February 19, 2004, Bullion River’s wholly owned subsidiary Cimarron Mining Corp. (“Cimarron”) was assigned an option to acquire a 100% undivided interest in 30 unpatented mineral claims located in Nye County in the State of Nevada (the "Cimarron Property"). On August 22, 2003, Golden Spike Mining entered into an option agreement with the owner of the mineral claims, Brancote US Inc. (“Brancote”), who was and is an arms’ length party to the transactions. The option agreement includes the 24 unpatented mineral claims optioned by Brancote and an additional 6 unpatented mineral claims previously optioned to Brancote in accordance with the terms of a previous option agreement dated June 1, 1994.

The Cimarron option agreement, dated August 22, 2003, is for the 24 unpatented claims, which had a term of 3 years and expires on August 22, 2006. In order to maintain the option, Cimarron must (1) pay all annual claim and lease maintenance fees required to keep the Cimarron Property in good standing, (2) incur exploration expenditures of at least $50,000 on or before each of August 22, 2004, 2005, and 2006, and (3) carry comprehensive general commercial liability insurance policy having limits of not less than $1 million per occurrence. All requirements of the option agreement have not been met and Cimarron’s agreement for the additional 6 mineral claims expired on June 1, 2004.

The option agreement limits us to performing limited testing on the Cimarron Property. Cimarron cannot commence mining activities on the Cimarron Property until the option has been exercised. Cimarron can exercise the option and acquire a 100% interest in the Cimarron Property by paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 1% NSR on the mineral claims. Cimarron can repurchase one half of the 1% NSR by paying $500,000 to the owner at any time after the granting of the 1% NSR.

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Cimarron Property

The following information concerning the Cimarron Property has been compiled by Bullion River’s president, Peter M. Kuhn, M. E. and Bullion River’s vice president of exploration, Jacob Margolis, MSc, PhD, with guidance from historical data.

Plant and Equipment

Cimarron does own a plant or any equipment and there is no equipment on the Cimarron Property.

Proposed Exploration Program

Neither Bullion River nor Cimarron claim to have any ores or reserves whatsoever at this time on the Cimarron Property.

Cimarron must conduct exploration to determine what amount of minerals, if any, exist on the Cimarron Property and if any minerals that are found can be economically extracted and profitably processed. Cimarron’s exploration program is designed to economically explore and evaluate the Cimarron Property.

Cimarron has completed our 3-dimensional analysis of mineralization in the main resource area. The data collected has been evaluated and incorporated into a 3D model. This 3D model has been prepared to assist Cimarron in identifying the drill targets.

Analysis of the resource area and other parts of the district is underway, with preliminary results indicating that mineralization in the resource area is open along the strike and that additional high-grade structures have not been adequately tested. A drilling program was outlined.

Cimarron is not planning to commence exploration work on the Cimmaron Property until 2006. Proposed Budget 2005 for the Cimarron Property is as follows:

Cimarron	Budget Amounts
BLM and county fees (2005-2006) Insurance Claim Maintenance Contingency 20%	$ 2,500 4,000 3,000 2,000
Total Proposed Budget	$ 11,500

Status of Cimarron Proposed Exploration Program

During the year ended December 31, 2004, Cimarron spent $31,328 on exploration including, options payments, BLM and country fees and insurance, on the Cimarron Property. At February 28, 2005, Cimarron was not in compliance with the option agreement because only $12,601 of the required $50,000 of exploration expenditures had been made. During the year Cimarron did not renew its option on the six claims that expired on June 30, 2004.

Environmental

Bullion River’s exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. Bullion River conduct’s its exploration activities so as to protect the public health and environment and management believes Bullion River’s exploration activities are in compliance with all applicable laws and regulations. In November 2004, Bullion River started a phase 1 environmental audit through an independent consulting firm on the various mineral properties.

Inflation

Management does not believe that inflation will have a material impact on its future operations.

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MANAGEMENT

Each of Bullion River’s directors is elected by the stockholders to a term of one year or appointed by the board of directors to fill a vacancy on the board of directors and serves until a successor is elected and qualified. Each of Bullion River’s officers is appointed by the board of directors to a term of one year and serves until his successor is duly appointed and qualified, or until the officer is removed from office. The board of directors has no nominating, auditing or compensation committees.

Bullion River’s and its Subsidiaries’ management teams are listed below.

 Management Teams

Company’s Name	Peter M. Kuhn	Victor H. Bradley	Dan Graves	Jacob Margolis	Glenn Blachford
Bullion River Gold Corp.	Director, CEO, President, Treasurer, Corporate Secretary	Director	CFO	Vice-President Exploration	Vice-President Engineering
Antone Canyon Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a
Cimarron Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a
Corcoran Canyon Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a
French Gulch (Nevada) Mining Corp.	Director, CEO, President	n/a	n/a	Director, Treasurer	Director, Corporate Secretary
North Fork Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	Vice-President Exploration	Vice-President Engineering
Wenban Spring Mining Corp.	Director, CEO, President, Treasurer, Corporate Secretary	n/a	n/a	n/a	n/a

Background of officers and directors

Peter M. Kuhn - Mr. Kuhn (49 years old) has been a director and the CEO of Bullion River since December 2003. Mr. Kuhn has been the sole director and officer of each of the five subsidiaries since December 2003. Mr. Kuhn received a Masters of Engineering Degree (M.E.) from Technical University of Clausthal (Germany) in 1983 and has been an engineer since 1983. Mr. Kuhn has more than 28 years experience in the mineral exploration and mining industry. Since May 2001, Mr. Kuhn has worked as a mining consultant. From November 1999 to April 2001, Mr. Kuhn was the President of BLM Service Group providing management and supervisory services. From August 1987 and October 1999 Mr. Kuhn worked for Thyssen Mining Construction of Canada providing management services, supervision and was responsible for the direction of the company. Mr. Kuhn is also a non-executive director of Capstone Gold Corp., a TSX Venture listed company.

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Victor H. Bradley - Mr. Bradley (68) has been a director of Bullion River since February 2004. In the past five years, Mr. Bradley has been involved with Yamana Gold Inc., and until recently, was the founder, president, chief executive officer and a director of Yamana Gold Inc. Mr. Bradley is currently the chairman and a director of Yamana Gold Inc., which is a publicly traded company listed on the TSE in Toronto, the AMEX in New York and the AIM in London. Mr. Bradley is a chartered accountant and has been a director or officer of more than 11 mineral exploration companies. Mr. Bradley is also a non-executive director of Frontier Pacific Mining Corporation, a Toronto Stock Venture Exchange listed company.

Dan Graves – Mr. Graves (49) has been the CFO of Bullion River since March 2005. From 2000 to 2004, Mr. Graves was the CFO of Northstar-at-Tahoe, a year round resort company in the Lake Tahoe area of California engaging in recreational operations and real estate development. Along with his financial duties, Mr. Graves was also responsible for the resort’s $40 million lodging, food & beverage, rental equipment, golf, retail, and ski related businesses. From 1998 to 2000, Mr. Graves was V.P. of Finance for Killington Resort in Vermont and held other analytical positions within the winter resort industry for nine years. Mr. Graves has a Bachelor’s Degree in Business Administration from California State University at Long Beach, California.

Jacob Margolis, Ph.D. - Mr. Margolis (43) has been Bullion River’s vice-president of exploration since December 2003 and the vice-president of exploration for North Fork Mining Corp. since June 2004. Mr. Margolis’ duties are to direct and supervise Bullion River’s exploration activities. For the past five years Mr. Margolis has worked for Homestake Mining as a project geologist and with Anglo Gold USA as a senior geologist.

Glenn Blachford, P.Eng. - Mr. Blachford (54) was initially retained as an independent consultant to prepare the underground rehabilitation and drilling program on the North Fork Property. Since May 1, 2004, Mr. Blachford has been a full time employee of Bullion River. Since June 2004, Mr. Blachford has been the vice-president of engineering of North Fork Mining Corp. Mr. Blachford’s duties and responsibilities include preparing the underground and mill rehabilitation, and drilling program at French Gulch, as well as rehabilitating the underground for drilling at North Fork Property. Mr. Blachford was the chief estimator and chief engineer for Thyssen Mining Construction of Canada from 1996 to 2001 and has been an independent mining consultant for the past three years.

Conflicts of interest

Management believes that Mr. Kuhn and Mr. Bradley are subject to conflicts of interest. The conflicts of interest arise from Mr. Kuhn’s and Mr. Bradley’s relationships with other mining and exploration corporations. Since 2003, Mr. Kuhn has been a non-executive director of Capstone Gold Corp., which is located in Vancouver, British Columbia, Canada. Capstone Gold Corp. is a junior mining and exploration company and is listed on the TSX Venture Exchange. Mr. Bradley has been the chairman and a director of Yamana Gold Inc., which is a publicly traded company listed on the TSE in Toronto, the AMEX in New York and the AIM in London. Mr. Bradley is also a non-executive director of Frontier Pacific Mining Corporation, a Toronto Stock Venture Exchange listed company. In the future, Mr. Kuhn and Mr. Bradley will continue to be involved in the mining and exploration business for other entities and such involvement could create conflicts of interest. Mr. Kuhn and Mr. Bradley devote time to their other business activities on an as needed basis and will continue to devote time to their other business activities on an as needed basis. No policy has been implemented or will be implemented to address conflicts of interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this registration, the total number of common shares owned beneficially by each of Bullion River’s directors, officers and key employees, individually and as a group, and the present owners of 5% or more of Bullion River’s total outstanding common shares. The stockholders listed below have direct ownership of their common shares and possesses sole voting and dispositive power with respect to the common shares.

Title of class	Name and address of beneficial owner	Number of shares beneficially owned (1)	Percent of class (2)
common shares	Peter M. Kuhn 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	2,000,000 (3)	6.07%

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common shares	Victor H. Bradley 1482 East Valley Road, #495 Santa Barbara, California, 93108	0	0.00%
common shares	Dan Graves 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	4,100	0.01%
common shares	Jacob Margolis 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	30,000	0.09%
common shares	Glenn Blachford 1325 Airmotive Way, Suite 325 Reno, Nevada 89502	30,000	0.09%
common shares	Blue Velvet Capital Ellen L. Skelton Building 4th Floor, P.O. Box 3444 Roadtown, Tortola, BVI	5,833,325	17.70%
common shares	All officers and directors as a group (5 persons)	2,064,100	6.26%

EXECUTIVE COMPENSATION

Compensation was paid to Bullion River’s executive officers and directors as follows:

SUMMARY COMPENSATION TABLE
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Peter M. Kuhn CEO Dec 2003 - Present	2004 2003 2002	15,000 12,500 n/a	nil nil n/a	59,000 nil n/a	nil nil n/a	nil nil n/a	nil nil n/a	20,546 nil n/a
Victor H. Bradley Director Feb 2004 - Present	2004 2003 2002	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a

Page - 42

SUMMARY COMPENSATION TABLE (continued)
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Dan Graves CFO March 2005 - Present	2004 2003 2002	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a	n/a n/a n/a
Jake Margolis VP of Exploration Dec 2003 - Present	2004 2003 2002	nil n/a n/a	nil n/a n/a	75,500 6,000 n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	80,163 n/a n/a
Glenn Blachford VP Enginnering April 2004 - Present	2004 2003 2002	nil n/a n/a	nil n/a n/a	80,000 n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	34,967 n/a n/a
Gerry Karpinka President June 2001 - Dec 2003	2004 2003 2002	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil
Colin Mills CFO June 2001 - Dec 2003	2004 2003 2002	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil	n/a nil nil

Currently, there are no arrangements between Bullion River and any of its directors or between the Subsidiaries and any of its directors whereby such directors are compensated for (1) any services provided as directors, (2) termination of employment as a result of resignation, retirement or change of control, and (3) a change of responsibilities following a change of control.

Bullion River and Centennial Development Company, a company of which Peter Kuhn owns a majority of the voting shares, verbally agreed that Mr. Kuhn would provide management services to Bullion River for a management fee of $5,000 per month until April 15, 2004. At that time, the terms of the agreement were renegotiated to $7,500. Bullion River was also obligated to reimburse Centennial Development Company for any reasonable business related expenses. Either party was able to terminate the agreement at anytime. The agreement did not provide for any specific compensation in the event of (1) resignation, (2) retirement, (3) other termination of the agreement, (4) a change of control of Bullion River, or (5) a change in Mr. Kuhn’s responsibilities following a change in control. As of November 15, 2004, Mr. Kuhn was hired as Bullion River’s president at the rate of $7,500 per month and since Jan 1, 2005 has been paid $10,000 per month.

On March 16, 2005, Bullion River paid Golden Spike Mining $42,000 for professional services rendered on the Antone Canyon Property, the Corcoran Canyon Property and the North Fork Property. Golden Spike Mining is owned by Peter Kuhn.

On March 21, 2005, Bullion River paid Victor Bradley $75,000 for professional services related to fund raising, engineering, mineralization analysis, and investor communications for the period January 1, 2005 to March 31, 2005.

On December 1, 2003, Bullion River and Jacob Margolis entered into a consulting agreement that expired on May 31, 2004. Mr. Margolis was paid $6,000 per month for acting as a geological consultant to Bullion River and was reimbursed for all reasonable and necessary expenses incurred in the performance of his duties and as approved by the president of Bullion River. This agreement was renegotiated in early April 2004. As a result, Mr. Margolis was hired as the V.P. of Exploration and placed on payroll as of May 1, 2004. Mr. Margolis also received 30,000 restricted common shares and is entitled to participate in any future stock option plans of Bullion River and may qualify for further bonuses such as finder’s fees. See Exhibit 10.6 – Consulting Agreement for more details.

In late 2003, Bullion River and Glenn Blachford verbally agreed that Mr. Blachford would provide consulting services to prepare the underground rehabilitation and drilling program on the North Fork Property. Mr. Blachford was paid $6,000 per month through April 30, 2004 for providing the consulting services and is entitled to participate in any future stock option plans of Bullion River. On May 1, 2004 Mr. Blachford was hired as the V.P. of Engineering.

There are no other employment agreements between Bullion River or the Subsidiaries and any named executive officer, and there are no employment agreements or other compensating plans or arrangements with regard to any named executive officer that provide for specific compensation in the event of resignation, retirement, other termination of employment, a change of control of Bullion River, or from a change in a named executive officer’s responsibilities following a change in control.

Page - 43

Bullion River currently provides health insurance for the above employees, but presently does not have pension, annuity, insurance, stock options, profit sharing or similar benefit plans; however, Bullion River may adopt such plans in the future. There are presently no other personal benefits available to any employees.

Stock options

No stock options were granted during the fiscal year ended December 31, 2004. Also, as at December 31, 2004 Bullion River had no outstanding stock options.

Indemnification

Pursuant to Bullion River’s articles and bylaws, Bullion River may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in Bullion River’s best interest. In certain cases, Bullion River may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, Bullion River must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933 that may be permitted to directors or officers under Nevada law, Bullion River is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Bullion River operates from its principal executive office at 1325 Airmotive Way, Suite 325, Reno Nevada. Bullion River’s telephone number is 775-324-4881. In February 2004, Bullion River leased this premise for one year for $1,800 per month. The lease was renewed in November 2004 for a one-year extension expiring on February 28, 2006 at a rate of $1,848 per month. On November 18, 2004, Bullion River entered into a lease agreement for additional office space for a fourteen-month term commencing January 1, 2005 and expiring on February 28, 2006 for $2,404 per month. The additional space was required for bringing investor communications and accounting functions “in house” from outside consultants. Also, Bullion River is renting an office for the operations of North Fork Mining Corp. and is paying $975 per month from October 15, 2004 to April 30, 2005. During the fiscal year ending December 31, 2004, Bullion River paid $19,605 for rent.

Bullion River has also leased a storage facility in Sparks, Nevada for the diamond drill cores from its properties. Bullion River has leased this storage until the end of 2005 and has paid the rent in full up to date.

In January and February 2004, Bullion River and its Subsidiaries were assigned an interest in various option agreements to acquire a 100% interest in an aggregate 337 unpatented mineral claims located in Nevada and 42 unpatented mineral claims in California. See “Business of Bullion River” above and “Item 13. Exhibits and Reports on Form 8-K” and the exhibits attached to the Form 8-K’s filed by Bullion River regarding the acquisition of the option agreements for more information.

In August 2004, Bullion River and its Subsidiaries staked an additional 22 mineral claims in California. Also, in October 2004, Bullion and its Subsidiaries acquired an option on an additional 28 patented and 27 unpatented mineral claims in California. See “Business of Bullion River” above and “Exhibits” below and the exhibits attached to the Form 8-K’s filed by Bullion River regarding the acquisition of the option agreements for more information.

Page - 44

DESCRIPTION OF SECURITIES
Common shares

Bullion River’s authorized capital stock consists of 200,000,000 shares of common stock with a par value $0.001 per share. The holders of Bullion River’s common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by Bullion River’s board of directors;
•	are entitled to share ratably in all of Bullion River’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Bullion River’s affairs;
•	do not have preemptive, subscription or conversion rights;
•	do not have any provisions for redemption, purchase for cancellation, surrender or sinking or purchase funds or rights; and
•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All common shares now issued and outstanding are, and all common shares unissued when offered and sold will be, duly authorized, validly issued, fully paid for, and non-assessable.

No shareholder approval is required for the issuance of Bullion River’s securities, including common shares, stock options and share purchase warrants. To the extent that additional common shares are issued, the relative interest of then existing stockholders may be diluted.

Bullion River’s Certificate of Incorporation and By-laws and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of holders of Bullion River’s capital stock. Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the applicable statutes of the State of Nevada and Bullion River’s By-laws.

Non-cumulative voting

Holders of common shares of Bullion River’s capital stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding common shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining common shares will not be able to elect any of Bullion River’s directors.

Cash dividends

As of the date of this registration, Bullion River has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of Bullion River’s board of directors and will depend upon Bullion River’s earnings, if any, its capital requirements and financial position, its general economic conditions, and other pertinent conditions. It is Bullion River’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

Warrants

Currently there is an aggregate 8,076,925 share purchase warrants outstanding.

First, there are 1,225,000 Class B1 share purchase warrants that will expire between April 15, 2007 and September 29, 2007 (the “Class B1 Expiry Date”). One Class B1 share purchase warrant entitles the warrant holder to acquire one restricted common share in the capital of Bullion River at a price of $1.50. If the warrant holder does not exercise the Class B1 share purchase warrant by the close of the Class B1 Expiry Date, the Class B1 share purchase warrant will expire and be of no value.

Second, there are 6,851,925 Class B2 share purchase warrants that will expire between September 29, 2007 and May 5, 2008 (the “Class B2 Expiry Date”). One Class B2 share purchase warrant entitles the warrant holder to acquire one restricted common share in the capital of Bullion River at a price of $1.00. If the warrant holder does not exercise the Class B2 share purchase warrant by the close of the Class B2 Expiry Date, the Class B2 share purchase warrant will expire and be of no value.

Page - 45

Anti-takeover provisions

There are no Nevada anti-takeover provisions applicable to Bullion River or the Subsidiaries that may have the effect of delaying or preventing a change in control. Also, management is not aware of any arrangement that may result in a change of contrl of Bullion River.

Reports

After Bullion River completes this offering, Bullion River will not be required to furnish you with an annual report. Further, Bullion River will not voluntarily send you an annual report. Bullion River is currently required to and will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports are filed electronically. The reports Bullion River is required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials Bullion River files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports Bullion River files electronically. The address for the Internet site is www.sec.gov.

Transfer agent

Bullion River’s transfer agent for its common shares is Pacific Stock Transfer Company located at Suite 240, 500 East Warm Springs Road, Las Vegas, Nevada, 89119 and its telephone number is (702) 361-3033.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

No member of management, executive officer or stockholder has had any direct or indirect interest in any transaction to which Bullion River or any of its subsidiaries was a party with the exception of the following:

Assignment Agreements with Golden Spike Mining

On January 9, 2004, Antone Canyon Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 60 unpatented mineral claims. Peter M. Kuhn is the president of both Bullion River and Antone Canyon Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining. See “Business of Bullion River” on page and Exhibit 10.1 - Assignment Agreement for more information.

On February 18, 2004, Corcoran Canyon Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 41 unpatented mineral claims. Peter M. Kuhn is the president of both Bullion River and Corcoran Canyon Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining. See “Business of Bullion River” on page and Exhibit 10.2 - Assignment Agreement for more information.

On February 19, 2004, Cimarron Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 30 unpatented mineral claims. Peter M. Kuhn is the president of both Bullion River and Cimarron Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining. See “Business of Bullion River” on page and Exhibit 10.3 - Assignment Agreement for more information.

On February 20, 2004, Thomas Creek Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 76 unpatented mineral claims. Peter M. Kuhn is the president of both Bullion River and Thomas Creek Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining. See “Business of Bullion River” on page and Exhibit 10.4 - Assignment Agreement for more information.

On February 23, 2004, North Fork Mining Corp. entered into an assignment agreement with Golden Spike Mining for the assignment of an option agreement for 42 unpatented mineral claims. Peter M. Kuhn is the president of both Bullion River and North Fork Mining Corp., and the sole director and officer and majority owner of Golden Spike Mining. See “Business of Bullion River” on page and Exhibit 10.5 - Assignment Agreement for more information.

Page - 46

Transactions with Promoters

Peter M. Kuhn is currently the only promoter of Bullion River. Mr. Kuhn has not received anything of value from Bullion River or its subsidiaries nor is Mr. Kuhn entitled to receive anything of value from Bullion River or its subsidiaries for services provided as a promoter of Bullion River or its subsidiaries.

LEGAL PROCEEDINGS

Bullion River is not aware of any pending litigation or legal proceedings and none is contemplated or threatened.

EXPERTS

Bullion River’s financial statements for the period from December 31, 2004 to December 31, 2003 included in this registration have been audited by Hall & Company, Certified Public Accountants, Inc., 16140 Sand Canyon Avenue, Suite 100, Irvine, California, 92618, telephone (949) 910-4255 as set forth in their report included in this registration.

Conrad C. Lysiak, Attorney at Law of Spokane Washington has provided the legal opinion regarding the legality of the common shares being registered.

Page - 47

FINANCIAL STATEMENTS

Bullion River’s fiscal year end is December 31. Bullion River will provide audited financial statements to its stockholders on an annual basis; an Independent Certified Public Accountant will audit the statements.

Bullion River’s audited financial statements for the periods December 31, 2004 and December 31, 2003 immediately follow:

BULLION RIVER GOLD CORP.
(an exploration stage company)

CONSOLIDATED FINANCIAL STATEMENTS

As at December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and for the period June 29, 2001 (date of inception) to December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF OPERATIONS

CONSOLIDATED STATEMENT OF CHANGES TO STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME

CONSOLIDATED STATEMENT OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Page - 48

16140 SAND CANYON AVE., SUITE 100
IRVINE, CALIFORNIA 92618

HALL&COMPANY Certified Public Accountants, Inc.                  (949) 910-HALL (4255)
TAX, FINANCIAL AND BUSINESS ADVISORY SERVICES                                FAX (949) 910-4256

Report of Independent Registered Public Accounting Firm

March 31, 2005

To the Board of Directors and Stockholders of
Bullion River Gold Corp

We have audited the accompanying consolidated balance sheets of Bullion River Gold Corp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bullion River Gold Corp as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 HALL & COMPANY

Page - 49

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
As At December 31, 2004 and 2003

	2004	2003

ASSETS

Current Assets

Cash	$273,331	$152,926
Prepaids	89,267	83
	362,598	153,009

Fixed assets, net of $13,050 accumulated depreciation	96,565	-

TOTAL ASSETS	$459,163	$153,009

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable and accruals	$524,062	$8,144
Advance payable	100,000	15,428
Note payable	-	200,000

TOTAL LIABILITIES	624,062	223,572

Commitments and Contingencies

STOCKHOLDERS' DEFICIT

Share Capital
Authorized
200,000,000 common shares, $0.001 par value
Issued and outstanding
28,444,004 and 10,000,000 common shares	28,444	10,000
Additional paid in capital	2,918,591	65,000
Deficit accumulated during the exploration stage	(3,110,748)	(145,563)
Foreign currency translation adjustment	(1,186)	-

TOTAL STOCKHOLDERS' DEFICIT	(164,899)	(70,563)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$459,163	$153,009

The accompanying notes are an integral part of these financial statements

Page - 50

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years		From Inception,
	Ended December 31,		June 29, 2001 to
	2004	2003	December 31, 2004

Revenue	$-	$-	$-

Expenses

Administrative	181,408	25,000	206,408
Consulting	190,416	40,725	248,391
Depreciation	13,050	-	13,050
Exploration	1,874,409	-	1,874,409
Filing Fees	30,365	2,209	32,939
Insurance	26,910	-	26,910
Interest and Bank Charges	5,349	523	6,128
Investor Relations and Promotion	222,389	-	222,389
Office	45,863	2,072	48,310
Organizational Costs	-	-	1,000
Professional	184,691	34,392	244,185
Rent	19,605	-	19,605
Salaries and Wages	59,192	12,500	71,692
Travel	112,372	2,674	115,046
Extinguishment of Debt	(6,839)	(18,880)	(25,719)

Total Operating Expenses	2,959,180	101,215	3,104,743

Other Items
Income Tax Refund	833	-	833
Interest Expense	(6,838)	-	(6,838)

NET LOSS/COMPREHENSIVE
LOSS FOR THE YEAR	$(2,965,185)	$(101,215)	$(3,110,748)

BASIC AND DILUTED	$(0.11)	$(0.01)
LOSS PER SHARE

WEIGHTED AVERAGE	26,188,158	24,273,393
SHARES OUTSTANDING

The accompanying notes are an integral part of these financial statements

Page - 51

BULLION RIVER GOLD CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT AND COMPREHENSIVE LOSS
For The Years Ended December 31, 2004, 2003, 2002 and The Period From Inception June 29, 2001 to December 31, 2001

				Deficit
				Accumulated	Accumulated
	Common Stock Issued		Additional	During the	Other
	Number of		Paid in	Development	Comprehensive
	Shares	Amount	Capital	Stage	Income	Total
Balance, June 29, 2001	-	$-	$-	$-	$-	$-
Issuance of common shares
for cash, August 8, 2001	1,000,000	$1,000	$-	$-	$-	$1,000
Issuance of common shares
for cash, December 6, 2001	1,400,000	1,400	12,600	-	-	14,000
Net loss, for the six month period
ended, December 31, 2001	-	-	-	(1,000)	-	(1,000)
Balance, December 31, 2001	2,400,000	2,400	12,600	(1,000)	-	14,000
Issuance of common shares for cash,
November 26 to December 16, 2002	208,500	208	20,642	-	-	20,850
Net loss, for the year ended, December 31, 2002	-	-	-	(43,348)	-	(43,348)
Balance, December 31, 2002	2,608,500	2,608	33,242	(44,348)	-	(8,498)
Issuance of common shares
for cash, January 7, 2003	95,000	95	9,405	-	-	9,500
Issuance of common shares
for cash, January 9, 2003	80,000	80	7,920	-	-	8,000
Issuance of common shares
for cash, February 7, 2003	110,000	110	10,890	-	-	11,000
Issuance of common shares
for cash, February 18, 2003	106,500	107	10,543	-	-	10,650
Commons shares cancelled,
December 2, 2003	(2,000,000)	(2,000)	2,000	-	-	-
Issuance of nine for one common
stock dividend, December 9, 2003	9,000,000	9,000	(9,000)	-	-	-
Net loss, for the year ended, December 31, 2003	-	-	-	(101,215)	-	(101,215)
Balance, December 31, 2003	10,000,000	10,000	65,000	(145,563)	-	(70,563)
Issuance of one and one half for one common
stock dividend, January 13, 2004	15,000,003	15,000	(15,000)	-	-	-
Issuance of common shares for
finders fee, March 18, 2004	25,000	25	28,725	-	-	28,750
Issuance of common shares for
consulting fees, March 18, 2004	30,000	30	34,470	-	-	34,500
Issuance of common shares for property
option payment, March 18, 2004	30,000	30	34,470	-	-	34,500
Issuance of 850,000 units for cash,
Reg S, April 15, 2004	850,000	850	849,150	-	-	850,000
Issuance of 125,000 units for cash,
Reg S, April 30, 2004	125,000	125	124,875	-	-	125,000
Issuance of common shares for
consulting fees, July 20, 2004	30,000	30	30,870	-	-	30,900
Issuance of 50,000 units for cash,
Reg S, July 20, 2004	50,000	50	49,950	-	-	50,000
Issuance of 200,000 units for debt,
Reg S, September 16, 2004	200,000	200	199,800	-	-	200,000
Issuance of 93,334 units for debt,
Reg S, September 29, 2004	93,334	94	69,906	-	-	70,000
Issuance of 1,000,001 units for cash,
Reg S, September 29, 2004	1,000,001	1,000	749,000	-	-	750,000
Issuance of 299,000 units for cash,						-
Reg S, November 16, 2004	299,000	299	223,951	-	-	224,250
Issuance of 183,333 units for cash,						-
Reg D, December 9, 2004	183,333	183	135,817	-	-	136,000
Issuance of 2,000 shares for finders fees,
Reg D, December 9, 2004	2,000	2	1,498	-	-	1,500
Issuance of 501,333 units for cash,						-
Rule 144, December 29, 2004	501,333	501	317,384	-	-	317,885
Issuance of 25,000 units for cash,						-
Reg S, December 22, 2004	25,000	25	18,725	-	-	18,750
Net loss, for the year ended, December 31, 2004	-	-	-	(2,965,185)	-	(2,965,185)
Foreign currency translation adjustments	-	-	-	-	(1,186)	(1,186)
	28,444,004	$28,444	$2,918,591	$(3,110,748)	$(1,186)	$(164,899)

The accompanying notes are an integral part of these financial statements
Page - 52

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			From Inception,
	For The Years Ended December 31,		June 29, 2001 to
	2004	2003	December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the period	$(2,965,185)	$(101,215)	$(3,110,748)

Adjustment to reconcile net loss to net cash used
in operating activities:
Depreciation	13,050	-	13,050
Gain on extinguishment of debt	(6,839)	(18,880)	(25,719)
Common stock issued for services and related expenses	128,650	-	128,650

Changes in operating assets and liabilities:
Increase in prepaids	(89,184)	(83)	(89,267)
Increase (Decrease) in accounts payable and accruals	522,757	(1,907)	530,901

NET CASH USED IN OPERATING ACTIVITIES	(2,396,751)	(122,085)	(2,553,133)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of fixed assets	(109,615)	-	(109,615)

NET CASH USED IN INVESTING ACTIVITIES	(109,615)	-	(109,615)

CASH FLOWS FROM FINANCING ACTIVITIES

Common shares issued for cash	2,473,385	39,150	2,548,385
Advance payable	84,572	34,308	118,880
Note payable	70,000	200,000	270,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,627,957	273,458	2,937,265

Effect of exchange rate changes on cash	(1,186)	-	(1,186)

INCREASE IN CASH	120,405	151,373	273,331

CASH, BEGINNING OF YEAR	152,926	1,553

CASH, END OF YEAR	$273,331	$152,926

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$-	$-

Non-cash financing activities:
Issuance of shares:
For finders fees	$28,750	$-
For consulting services	$65,400	$-
For exploration option payment	$34,500	$-
For notes payable	$270,000	$-

The accompanying notes are an integral part of these financial statements

Page - 53

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

NATURE OF OPERATIONS
The Bullion River Gold Corp. (the "Company") was incorporated on June 29, 2001, under the laws of the State of Nevada, as Dynasty International Corporation. On December 1, 2003, all of the directors and officers of the Company resigned and a new director and officer was appointed. On December 9, 2003, the Company changed its name to Bullion River Gold Corp. The Company's principal executive offices are in Reno, Nevada.

On December 9, 2003, the Company acquired all of the issued and outstanding shares of each of the following corporations: Antone Canyon Mining Corp., Cimarron Mining Corp., Corcoran Canyon Mining Corp., North Fork Mining Corp. and Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.). All five of these subsidiaries were incorporated in the State of Nevada on December 9, 2003. On September 30, 2004 the Company acquired all of the issued and outstanding shares of French Gulch (Nevada) Mining Corporaton, which was incorporated in the State of Nevada on September 30, 2004.

On December 9, 2003, the Company changed its business direction from retail water quality testing and treatment products and systems to gold and silver exploration.

EXPLORATION STAGE ACTIVITIES
The Company has not commenced significant operations and, in accordance with SFAS No. 7, the Company was considered a development stage company until it changed business direction in December 2003 and became an exploration company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
For purposes of the balance sheet and statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At December 31, 2004 and 2003, the Company had no cash equivalents.

CONCENTRATION OF CREDIT RISK
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash. At December 31, 2004 and 2003, the Company's cash is held in U.S. bank accounts, accounts with a Canadian Chartered bank and in an attorney’s trust account. All of the banks and the attorney have deposit insurance thus limiting the amount of credit exposure.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying values reflected in the consolidated balance sheets for cash, accounts payable and accruals, advances payable and the note payable approximate their fair values because of the short term nature of these instruments.

Page - 54

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

REVENUE RECOGNITION
Gold and silver sales will be recognized when title passes to the purchaser and delivery occurs.

INCOME TAXES
Income tax expense is based on pre-tax financial accounting income. The Company will recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and the laws that are expected to be in effect when the differences are expected to be recovered. The Company will provide a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Basic loss per share includes no dilution and is computed by dividing net loss by the weighted average number of outstanding common shares during the year. Diluted earnings per share reflect the potential dilution of securities that would occur if securities or other contracts (such as stock options and warrants) to issue common stock were exercised or converted into common stock. At December 31, 2004 and 2003 the Company had no options outstanding. At December 31, 2004, the Company had 3,327,001 warrants outstanding and at December 31, 2003 the Company had no warrants outstanding.

SEGMENT REPORTING
The Company is centrally managed and operates in one business segment, the mining business, in one country (geographical segment) in the United States of America.

RESEARCH EXPENDITURES
Research expenditures are expensed in the year incurred.

STOCK-BASED COMPENSATION
The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of SFAS No. 123”. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.

Compensation cost, if any, is recorded in stockholders’ deficit as additional paid-in capital with an offsetting entry recorded to deferred stock-based compensation. Deferred stock-based compensation, if any, is amortized and charged to expense based on the vesting terms of the underlying options. At December 31, 2004 and 2003, the Company had not entered into any stock-based compensation arrangements and no stock-based compensation was recognized.

LEASES
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Company from the leasing company, are charged to the statement of operations and comprehensive loss on a straight-line basis over the period.

PRODUCT DEVELOPMENT
The Company expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated maintenance of the existing web site.

Page - 55

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

FIXED ASSETS
Office furniture, equipment, computer hardware, and computer software are stated at cost. Depreciation is computed over the estimated useful life of the depreciable assets using the straight-line method. The useful life for the fixed assets is estimated as follows with no salvage value:

Furniture             5 years
Equipment                      2 and 4 years
Computer Hardware                  3 years
Computer Software                   2 years

The fixed assets are reviewed each year to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable. Such review is performed based on estimated undiscounted cash flows compared with the carrying value of the assets. If the future cash flows (undiscounted and without interest charges) are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

COMPREHENSIVE INCOME
Comprehensive income reflects changes in equity that result from transactions and economic events from non-owner sources. Comprehensive income for the current period represents foreign currency translation items associated with the Company’s accounts payable.

MINERAL PROPERTY OPTION PAYMENTS AND EXPLORATION COSTS
The Company will expense all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves.

RECLAMATION AND ABANDONMENT COSTS
The Company follows the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement establishes a uniform methodology for accounting for estimated reclamation and abandonment costs whereby reclamation and closure costs including site rehabilitation will be recorded at the estimated present value of reclamation liabilities and will increase the carrying amount of the related asset. These reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and revisions to either the timing or the amount of the original present value estimate. The Company is still in the exploration stage and thus SFAS 143 does not effect the Company’s present operations or financial position.

IMPAIRMENT OF LONG-LIVED ASSETS
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributed to such assets. No impairment of long-lived assets was recognized for the years ended December 31, 2004 and 2003.

EXTINGUISHMENT OF DEBT
At December 31, 2004 and 2003 the Company recorded extinguishment of debt of $6,839 and $18,880, as a credit to recurring operations because the transaction was not considered to be unusual or infrequent.

Page - 56

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

RECENT ACCOUNTING PRONOUNCEMENTS
In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revised Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities. FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation polices to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conduced through variable interest entities. As of December 31, 2004, the Company is not a party to any variable interest entity. The adoption of FIN No. 46 or FIN 46R did not have a material effect on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial condition or results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” in an effort to unite the United States accounting standards for inventories with International Accounting Standards leading to consistent application of certain accounting requirements. SFAS 151 addresses accounting for abnormal amounts of freight, handling costs, idle facility expense and spoilage (wasted material) and requires that these costs be recognized as current period expenses. Previously, these costs had to be categorized as “so abnormal as to require treatment as current period charges.” In addition, allocation of fixed production overheads to the costs of conversion must be based on the normal capacity of the production facilities. SFAS 151 will be effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company’s operating results, financial position or cash flows.

In December 2004, the FASB issued SFAS 153 “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29.” This statement requires that non-monetary exchanges must be recorded at fair value and the appropriate gain or loss must be recognized so long as the fair value is determinable and the transaction has commercial substance. According to this statement, companies can no longer use the “similar productive assets” concept to account for non-monetary exchanges at book value with no gain or loss being recognized. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to impact the Company’s operating results, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS 123R revises SFAS 123, “Accounting for Stock-Based Compensation”, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS 123R are effective for financial statements for fiscal periods ending after June 15, 2005. The adoption of this statement is not expected to impact the Company’s operating results, financial position or cash flows.

A committee of the Emerging Issues Task Force (“EITF”) discussed the accounting for deferred stripping costs but did not reach a consensus in 2004. The Task Force considered the recommendation that stripping costs incurred during production are a mine development cost that should be capitalized as an investment in the mine and attributed to the proven and probable reserves benefited in a systematic and rational manner. However, the Task Force directed the FASB staff to develop additional guidance about what constitutes a systematic and rational manner of attributing the capitalized costs to proven and probable reserves benefited. The Company cannot predict whether the deliberations of the EITF will ultimately modify or otherwise result in new accounting standards or interpretations thereof that differ from the Company’s current practices.

Page - 57

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 3 - NOTES PAYABLE

At December 31, 2004 and 2003, the Company had a note payable in the amount of $Nil and $200,000. The note dated December 19, 2003, was interest free for 90 days, bore interest at 1% per month after 90 days, was unsecured and payable on demand. During the year ended December 31, 2004, the note was converted into 200,000 common shares of the Company at $1 per share and all accrued interest was forgiven on the date of the conversion. (Note 4)

During the year ended December 31, 2004, the Company issued a note payable in the amount of $70,000. During the year the Company converted this note payable into common stock of the Company at $0.75 per share. (Note 4)

The Company received an advance of $100,000 on December 15, 2004, this advance bears no interest, is unsecured and was payable within five business days.

NOTE 4 - COMMON STOCK

On August 8, 2001, the Company sold 1,000,000 shares of its common stock at $0.001 per share for $1,000.

On December 6, 2001, the Company sold 1,400,000 shares of its common stock at $0.01 per share for $14,000.

Between November 26 and December 16, 2002, the Company sold 208,500 shares of its common stock at $0.10 per share for $20,850.

Between January 7 and February 18, 2003, the Company sold 391,500 shares of its common stock at $0.10 per share for $39,150.

On December 2, 2003, the Company cancelled 2,000,000 common shares.

On December 9, 2003, the Company’s directors approved a nine share for every one share, stock dividend.

On December 9, 2003, the Company's directors approved an increase in its authorized share capital from 10,000,000 to 200,000,000 common shares with par value of $0.001 per share.

On January 13, 2004, the Company’s directors declared a one and one half share for every one share, stock dividend.

On February 6, 2004, the Company approved an offering for two million units at a price of $1.00 per unit to qualified subscribers. Each unit consists of one restricted common share and one restricted share purchase warrant. Each restricted warrant enables the qualified subscriber to purchase one additional restricted common share at a price of $1.50 for a period of two years. On November 17, 2004, the term for exercising all warrants issued under the February 6, 2004 offering was extended from two to three years.

On March 18, 2004, the Company issued 30,000 restricted common shares to their Vice-President, Exploration as part of its commitment under the Consulting Agreement. Upon issuance of these shares the Company recorded a consulting expense of $34,500 or $1.15 per share, which was the market value of the shares on the date of issuance. (Note 8)

On March 18, 2004, the Company issued 30,000 restricted common shares as part of its commitment under the Thomas Creek Option Agreement. Upon issuance of these shares the Company recorded exploration expense of $34,500 or $1.15 per share, which was the market value of the shares on the date of issuance. (Note 6)

On March 18, 2004, the Company issued 25,000 restricted common shares to their Vice-President, Exploration as a finder’s fee for locating the Painted Hills property. Upon issuance of these shares the Company recorded a consulting expense of $28,750 or $1.15 per share, which was the market value of the shares on the date of issuance. (Notes 6 and 8)

Page - 58

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 4 - COMMON STOCK, continued

On April 15, 2004, the Company issued 850,000 units at a $1.00 per unit under Reg S for $850,000 cash as part of the February 6, 2004 offering for two million units.

On April 30, 2004, the Company issued 125,000 units at a $1.00 per unit under Reg S for $125,000 cash as part of the February 6, 2004 offering for two million units.

On July 20, 2004, the Company issued 30,000 common shares to their Vice-President of Engineering as part of its commitment under the Consulting Agreement. Upon issuance of these shares the Company recorded a consulting expense of $30,900 or $1.03 per share, which was the market value of the shares on the date of issuance. (Note 8)

On July 20, 2004, the Company issued 50,000 units at a $1.00 per unit under Reg S for $50,000 cash as part of the February 6, 2004 two million unit offering.

On September 8, 2004, the Company authorized an offering of five million units at $0.75 per unit. Each unit consists of one restricted common share and one restricted share purchase warrant. Each restricted warrant enables the qualified subscriber to purchase one additional restricted common share at a price of $1.00 for a period of two years. On November 17, 2004, the term for exercising all warrants issued under the September 8, 2004 offering was extended from two to three years.

On September 29, 2004, the Company issued 200,000 units at $1.00 per unit under Reg S as payment in full of a $200,000 note payable as part of the February 6, 2004 offering for two million units. (Note 3)

On September 29, 2004, the Company issued 93,334 units at $0.75 per unit under Reg S as payment in full of a $70,000 note payable as part of the September 8, 2004 offering for five million units. (Note 3)

On September 29, 2004, the Company issued 1,000,001 units at $0.75 per unit under Reg S for $750,000 cash as part of the September 8, 2004 offering for five million units.

On November 16, 2004, the Company issued 299,000 units at $0.75 per unit under Reg S for $244,250 cash as part of the September 8, 2004 offering for five million units.

On December 10, 2004, the Company issued 183,333 units at $0.75 per unit under Reg D for $137,500 cash as part of the September 8, 2004 offering for five million units. An additional 2,000 units were issued under Reg D at a deemed fair value of $1,500 as a finders fee in respect of the 183,333 unit sale.

On December 22, 2004, the Company issued 25,000 units at $0.75 per unit under Reg S for $18,750 cash as part of the September 8, 2004 offering for five million units.

On December 29, 2004, the Company issued 501,333 units at $0.75 per unit under Reg S for $376,000 cash as part of the September 8, 2004 offering for five million units. The Company incurred $58,115 in share issue costs and is committed to issuing 50,133 three year share purchase warrants at a exercise price similar to those of the investor, to the agent, in respect of the sale of these units.

Page - 59

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 5 - WARRANTS

At December 31, 2004 the Company had the following warrants outstanding:

Date	# Warrants	Exercise price	Expiry Date

15-Apr-04	850,000	$ 1.50	15-Apr-07
30-Apr-04	125,000	$ 1.50	30-Apr-07
20-Jul-04	50,000	$ 1.50	15-Jul-07
29-Sep-04	200,000	$ 1.00	29-Sep-07
29-Sep-04	1,093,335	$ 1.00	29-Sep-07
16-Nov-04	299,000	$ 1.00	16-Nov-07
10-Dec-04	185,333	$ 1.00	9-Dec-07
22-Dec-04	25,000	$ 1.00	05-Jan-08
29-Dec-04	501,333	$ 1.00	29-Dec-07

	3,329,001

NOTE 6 - MINERAL PROPERTIES

Antone Canyon Mining Corp.
On January 9, 2004, Bullion's wholly owned subsidiary Antone Canyon Mining Corp. ("Antone") was assigned an option to acquire a 100% undivided interest in 60 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $146,142.

At January 9, 2004, all required payments under the option agreement, dated December 12, 2002, had been made and the owner of the mineral claims consented to the assignment of the option agreement to Antone. The required payments were; $20,000 in options payments on each of December 12, 2002 and 2003 and expenditures on the property in excess of $90,000.

The option agreement is for a term of ten years and expires on December 11, 2012. In order to maintain the option in good standing, Antone is required to pay the owner annual payments of $40,000 on or before December 12, commencing December 12, 2004, until the option expires or until Antone exercises the option in accordance with one of the following three exercise options, which are; payment to the owner of (1) $4,000,000, (2) $400,000 plus a 3% net smelter royalty ("NSR") granted to the owner, or (3) $2,500,000 plus a 1% NSR granted to the owner.

At December 31, 2004 and 2003, the Company had made all payments and complied with all of the terms of the option agreement. At December 31, 2004 and 2003, the Company had spent $293,827 and $nil on exploration, including option payments, BLM and County fees, on the Antone property.

Corcoran Canyon Mining Corp.
On February 18, 2004, Bullion's wholly owned subsidiary Corcoran Canyon Mining Corp. ("Corcoran") was assigned an option to acquire a 100% undivided interest in 41 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $43,596. In addition, a company controlled by the president of Bullion has agreed to transfer all of its right, title and interest in 89 contiguous, recently staked, unpatented mineral claims to Corcoran.

Page - 60

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 6 - MINERAL PROPERTIES, continued

Corcoran Canyon Mining Corp., continued
At February 16, 2004, the owner of the mineral claims consented to the assignment of the option agreement to Corcoran and all required payments under the original option agreement, dated February 28, 2003, have been made. The required payments under the option agreement were; $2,000 paid to the owner on execution of the agreement, reimbursement of claim and lease maintenance fees to the owner of $4,454 and expenditures on the property in excess of $50,000.

The original option agreement is for a term of three years and expires on February 28, 2006. In order to maintain the option in good standing Corcoran is required to spend; a minimum of $50,000 on exploration and development on or before each of February 28, 2005 and 2006, Corcoran must pay all annual claim and lease maintenance fees as required to keep the property in good standing and Corcoran must have a comprehensive general commercial liability insurance policy in place having limits of not less than $1 million per occurrence.

The option agreement allows Corcoran to perform limited testing on the property. Corcoran cannot commence mining activities on the property until the option has been exercised. Corcoran can exercise the option and acquire a 100% interest in the property by; paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 2% NSR on the mineral claims. Corcoran can repurchase half of the 2% NSR by paying $1 million to the owner at any time after the granting of the 2% NSR.
At December 31, 2004 and 2003, the Company had made all payments and complied with all of the terms of the option agreement. At December 31, 2004 and 2003, the Company had spent $105,479 and $nil on exploration, including option payments, BLM and county fees and insurance, on the Corcoran property.

Cimarron Mining Corp.
On February 19, 2004, Bullion's wholly owned subsidiary Cimarron Mining Corp. ("Cimarron") was assigned an option to acquire a 100% undivided interest in 24 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $13,468.

At February 16, 2004, all required payments under the original option agreement, dated August 22, 2003, had been made and the owner of the mineral claims consented to the assignment of the option agreement to Cimarron. The required payments were; $2,000 on execution of the agreement and reimbursement of claim and lease maintenance fees to the owner of $3,259.

The original option agreement is for a term of three years and expires on August 22, 2006. In order to maintain the option in good standing Cimarron is required to; spend a minimum of $50,000 on exploration and development annually on or before each of August 22, 2004, 2005 and 2006, Cimarron must pay all annual claim and lease maintenance fees as required to keep the property in good standing and Cimarron must have a comprehensive general commercial liability insurance policy in place having limits of not less than $1 million per occurrence.

The option agreement allows Cimarron to perform limited testing on the property. Cimarron cannot commence mining activities on the property until the option has been exercised. Cimarron can exercise the option and acquire a 100% interest in the property by; paying $200,000 to the owner on the third anniversary of the option agreement and granting the owner a 1% NSR on the mineral claims. Cimarron can repurchase half of the 1% NSR by paying $500,000 to the owner at any time after the granting of the 1% NSR.

As part of the purchase price the owner has assigned his option on 6 additional claims located in Nye County in the State of Nevada to Cimarron. This additional option expired on June 1, 2004.

At December 31, 2004 and 2003, the Company had spent $31,328 and $nil on exploration including option payments, BLM and country fees and insurance on the Cimarron property. As a result, the Company was not in compliance with its requirement to spend a minimum of $50,000 on exploration by August 22, 2004.

Page - 61

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 6 - MINERAL PROPERTIES, continued

Wenban Spring Mining Corp. (formerly Thomas Creek Mining Corp.)
On February 20, 2004, Bullion's wholly owned subsidiary Thomas Creek Mining Corp. ("Thomas Creek") was assigned an option to acquire a 100% undivided right, title and interest in 76 unpatented mineral claims located in Eureka County in the State of Nevada. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $53,740.

On February 12, 2004 the owner of all of the mineral claims consented to the assignment of the option agreement to Thomas Creek. On February 20, 2004 all required payments under the original option agreement dated December 20, 2002, had been made. The required payments were; $15,000 and issuance of 20,000 shares on execution of the agreement and $17,500 and issuance of 30,000 common shares of the Company upon the assignment of the option agreement. (Note 4)

At December 31, 2004 and 2003 the Company had spent $273,648 and $nil on exploration, including option payments and BLM and county fees on the Thomas Creek property.

During the year ended December 31, 2004 the Company terminated their option on the Thomas Creek property and on September 28, 2004 the Company changed its name from Thomas Creek Mining Corp. to Wenban Spring Mining Corp.

During the year ended December 31, 2004, Bullion River acquired a 100% interest in the Wenban property by staking claims covering approximately 7.25 square miles in the Cortez Hills region of Nevada.

At December 31, 2004, the Company had spent $114,964 on exploration, including BLM and country fees, on the Wenban Spring property.

North Fork Mining Corp.
On February 23, 2004, Bullion's wholly owned subsidiary North Fork Mining Corp. ("North Fork") was assigned three options to acquire a 100% undivided right, title and interest in an aggregate 42 unpatented mineral claims located in Sierra County in the State of California. The option was assigned from a company controlled by the president of Bullion for an assignment fee of $129,115.

As additional consideration for the assignment of the option agreements, North Fork granted to a company controlled by the president, a net smelter royalty of 1.5% on the 42 unpatented mineral claims. On February 18, 2004, all required payments under the original option agreements dated July 1, 2002, July 3, 2002 and March 3, 2003 had been made and the owners of the mineral claims consented to the assignment of the option agreements to North Fork. The required payments under the July 1 and July 3, 2002 option agreements were; $10,000 per agreement on the original signing dates of July 1 and 3, 2002 and $150 per month for each agreement for the year ending July 3, 2003 and $250 per month for each agreement for the period ended February 23, 2004. The March 3, 2003 agreement required $10,000 to be paid upon signing of a final agreement.

The original option agreements dated July 1 and 3, 2002, are for terms of 5 years. To keep these option agreements in good standing North Fork is required to make minimum royalty payments, per agreement, of $250 per month until July 3, 2004, $500 per month until July 3, 2005, $1,000 per month until July 3, 2006, the greater of $5,000 per month or a 5% NSR until July 3, 2007. North Fork is also required to make all maintenance and lease payments to keep the mineral claims in good standing during the term of the option agreements. At the end of the five year term, after all of the royalty payments have been made, North Fork will have acquired a 100% undivided right, title and interest in 35 unpatented mineral claims subject to a 5% net smelter royalty payable, until a maximum of $750,000 in royalty payments have been made under each agreement.

Page - 62

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 6 - MINERAL PROPERTIES, continued

North Fork Mining Corp., continued
The March 3, 2003 option agreement for 7 unpatented claims has no term. North Fork can acquire an undivided 100% interest in these claims by paying $10,000 once North Fork has successfully completed its stage 1 drilling and exploration program and decides to continue with exploration and by paying the owner $70,000 once North Fork has successfully completed its stage 2 drilling and exploration program and decides to continue with exploration.

At December 31, 2004 and 2003, the Company had made all payments and complied with all of the terms of the option agreements. At December 31, 2004 and 2003, the Company had spent $612,063 and $nil on exploration, including option payments, BLM and county fees, on the North Fork property.

Painted Hills Claims
During the year the Company acquired a 100% interest in 41 unpatented mineral claims in the Painted Hills district in Humboldt County, Nevada. On March 18, 2004, the Company issued 25,000 restricted common shares at market value of $28,750 to their Vice-President, Exploration as a finder’s fee for locating and assisting the Company in staking the property. (Notes 4 and 8)

At December 31, 2004, the Company had spent $18,782 on exploration, including BLM and country fees, on the Painted Hills claims.

French Gulch (Nevada) Mining Corp.
On June 23, 2004, the Company entered into a letter agreement whereby they proposed to acquire a 100% interest in the Washington Niagara Mining Partnership (the "partnership") by acquiring all of the outstanding partnership units for an aggregate purchase price of $1,500,000. The property is located in Shasta County in California and consists of 28 patented and 27 unpatented lode mining claims ("the Washington Niagara Property").

During the year the Company paid a non-refundable deposit of $10,000, which allowed them to perform due diligence and a comprehensive feasibility audit on the property until September 30, 2004. On October 6, 2004 the Company entered into a formal exploration agreement, with option to purchase, whereby their exclusive right to explore the Washington Niagara Property was extended to September 30, 2005. Under the terms of this agreement, the Company is required to pay $15,000 in outstanding county taxes, option payments of $50,000 on each of June 1 and August 1, 2005, to pay all State and Federal claim and maintenance fees and to carry liability insurance of $1 million. The option to purchase can be exercised at any time up to October 1, 2005. If French Gulch exercises its option, it is required to make bimonthly option payments of $50,000 until production commences. Once production commences French Gulch will be required to make bimonthly payments of $175,000. Ownership of the Property will transfer to French Gulch once the aggregate amount of option payments made total $1,500,000.

French Gulch has rights to explore in accordance with practices customary in the industry but not to mine the Property until the option is exercised. Upon exercise of the option French Gulch will have all rights incident to ownership of real property allowed by law, including the right to develop and mine the property.

On August 17, 2004, French Gulch (Nevada) Mining Corp. "French Gulch" staked an additional 21 mineral claims in the French Gulch district in Shasta County, California at a cost of $12,900.

At December 31, 2004, the Company had made all payments and complied with all of the terms of the option agreement.

At December 31, 2004, the Company had spent $432,138 on exploration, including option payments and BLM and county fees, on the French Gulch property.

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BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 7 - COMMITMENTS

Mineral Property Option Payments
The Company is committed to making the following mineral property work commitments or option payments under assumption of the option agreements on or before December 31:

Property	2005	2006	2007	2008	2009	2010	2011
Antone Canyon	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000
Corcoran Canyon	44,571	50,000	-	-	-	-	-
Cimarron	87,399	50,000	-	-	-	-	-
North Fork	18,000	72,000	60,000	-	-	-	-
French Gulch	100,000

Total	$289,970	$212,000	$100,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000

Lease Commitments
On January 9, 2004, the Company entered into an office premises lease agreement for a one-year term commencing February 15, 2004. Payments under this agreement are $1,800 per month. On November 18, 2004 this lease was renewed for a one-year term expiring on February 28, 2006, at a rate of $1,848 per month.

On November 18, 2004, the Company entered into a lease agreement for additional office space for a fourteen-month term commencing January 1, 2005. Payments under this agreement are $2,404 per month.

On October 15, 2004 the Company entered into a rental agreement for office space whereby the Company is committed to pay $975 per month until April 30, 2005.

On November 22, 2004 the Company entered into an equipment lease agreement whereby the Company is committed to pay lease payments of $4,827 per month for five months commencing November 22, 2004.

On December 9, 2004 the Company entered into an equipment rental agreement whereby the Company is committed to pay rental payments of $1,350 per month for three months commencing December 9, 2004.

Consulting Commitment
On March 1, 2004, the Company entered into a business consulting agreement whereby the Company has agreed to pay $5,000 per month for business consulting services until March 1, 2005.

NOTE 8 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, the Company paid $15,000 in wages, $27,239 in consulting fees and reimbursed $3,557 in moving costs to the President of the Company. During the year ended December 31, 2003 the Company paid $12,500 in salary to the President of the Company.

During the year ended December 31, 2004, the Company paid $46,250 and $2,500 in consulting fees to companies sharing a common director with the Company. At December 31, 2003, no consulting fees were paid to companies sharing a common director with the Company.

During the year ended December 31, 2004 the Company paid $150,460 in salary, consulting fees or finders fees and reimbursed $5,203 in moving costs, which includes the issuance of 30,000 common shares for consulting fees and 25,000 common shares as a finder’s fee for staking the Painted Hills Claims, to the Vice-President, Exploration. (Notes 4 and 5) During the year ended December 31, 2003, the Company paid or had payable $6,000 in consulting fees, to the Vice-President, Exploration.

NOTE 8 - RELATED PARTY TRANSACTIONS, continued

During the year ended December 31, 2004 the Company paid $110,967 in salary, consulting fees or finders fees, which includes the issuance of 30,000 common shares and reimbursed of $4,000 in moving costs to the Vice-President of Engineering. (Note 4)

Page - 64

NOTE 9 - INCOME TAXES

As of December 31, 2004 and 2003, deferred tax assets consist of the following:

	2004	2003
Federal loss carryforwards	$1,275,000	$103,000
State loss carryforwards	-	-
Less: Valuation allowance	(1,275,000)	(103,000)
	$ -	$ -

At December 31, 2004 and 2003, the Company had a net operating loss carryforward (“NOL”) of approximately $1,422,000 and $147,000 for federal tax purposes.

At December 31, 2004 and 2003 the Company had a deferred tax asset of approximately $1,275,000 and $103,000 that primarily relate to net operating losses. A 100% valuation allowance has been established, as management believes it is more likely than not that the deferred tax assets will not be realized.

The federal NOL’s expire through December 31, 2024.

The Company’s valuation allowance increased during 2004 and 2003 by approximately $1,173,000 and $60,000.

NOL’s incurred prior to December 1, 2003 are subject to an annual limitation due to the ownership change (as defined under Section 382 of the Internal Revenue Code of 1986) which resulted in a change in business direction. Unused annual limitations may be carried over to future years until the net operating losses expire. Utilization of net operating losses may also be limited in any one year by alternative minimum tax rules.

NOTE 10 - GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred significant operating losses since inception, and as of December 31, 2004, the Company has limited financial resources to support it until such time that it is able to generate positive cash flow from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to locate a profitable mineral property, generate revenues from its planned business operations, and control exploration costs. Based upon current plans, the Company expects to incur operating losses in future periods. There is no assurance that the Company will be able to generate revenues in the future. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

During the year the Company has been focusing on implementing its business plan, which includes mineral exploration in the Great Basin in the Western United States and California, seeking projects containing or which have the potential to contain high grades of mineralization and large tonnage. While effectuating its business plan the Company has accumulated a deficit of $3,110,748 and additional financing will be required by the Company to fund its exploration programs and to support operations. Management plans to fund its future operations through commencing commercial production, private loans and the private placements of funds. Management plans to mitigate its losses by abandoning projects that do not meet management’s specification for mineralization or do not have large tonnage potential. However, there is no assurance that the Company will be able to obtain additional financing from investors or private lenders. There is no assurance that they will be able to find projects

Page - 65

BULLION RIVER GOLD CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 10 - GOING CONCERN, continued

meeting their specifications for mineralization or that the projects will have large tonnage potential. There is no assurance that the Company will commence commercial production should they find projects meeting their specification. The financial statements do not include any adjustments that might result from the outcome of those uncertainties.

NOTE 11- SUBSEQUENT EVENTS

On February 2, 2005, the Company issued 340,000 units at $0.75 per unit under Reg S for $255,000 cash as part of the September 8, 2004 offering for five million units.

On February 28, 2005, the September 8, 2004, offering for five million units was increased to seven million units.

During March 2005, an additional 4,295,0000 units at $0.75 were issued or subscribed for under Reg’s S and D for $3,221,000 cash as part of the September 8, 2004 offering for seven million units.

During March of 2005, the Company paid $42,000 for services rendered to a company controlled by the Company’s President.

Page - 66

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, chart provision, bylaw, contract, or other arrangement under which any controlling person, director, or officer of Bullion River or the Subsidiaries is insured or indemnified in any manner against any liability that he may incur in his capacity as such is as follows:

1. Section 5 of the Bylaws of Bullion River, filed as Exhibit 3.2; and

2. Nevada Revised Statutes Chapter 78 - Private Corporations.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Bullion River responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Bullion River will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below.

Expense	Cost
SEC registration fee	$ 2,000.00	estimated
Transfer Agent fee	$ 2,500.00	estimated
Printing expenses	$ 1,500.00	estimated
EDGAR filing fees	$ 3,000.00	estimated
Accounting fees and expenses	$ 10,000.00	estimated
Legal fees and expenses	$ 25,000.00	estimated
Total (estimate)	$ 44,000.00

RECENT SALE OF UNREGISTERED SECURITIES

In the past three fiscal years, Bullion River has sold the following securities that were not registered under the Securities Act of 1933.

On March 18, 2004, Bullion River issued 30,000 restricted common shares at $1.00 per share to KM Exploration Ltd. pursuant to Section 4(2) of the Securities Act of 1933. The 30,000 restricted common shares were issued as an option payment pursuant to the terms and conditions of the option agreement for the Thomas Creek Property. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted common shares.

Also, on March 18, 2004, Bullion River issued 30,000 restricted common shares at $1.00 to Jacob Margolis pursuant to Section 4(2) of the Securities Act of 1933. Jacob Margolis was in possession of all material information relating to Bullion River. The 30,000 restricted common shares were issued as a consultant fee pursuant to the terms and conditions of a consultant agreement between Bullion River and Jacob Margolis. See Exhibit 10.6 – Consulting Agreement for more details. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted common shares.

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Also, on March 18, 2004, Bullion River issued 25,000 restricted common shares at $1.00 to Jacob Margolis pursuant to Section 4(2) of the Securities Act of 1933. Jacob Margolis was in possession of all material information relating to Bullion River. The 25,000 restricted common shares were issued as a finder’s fee for locating of the Painted Hills Property. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted common shares.

On July 20, 2004, Bullion River issued 30,000 restricted common shares at $1.00 to Glenn Blachford pursuant to Section 4(2) of the Securities Act of 1933. Glenn Blachford was in possession of all material information relating to Bullion River. The 30,000 restricted common shares were issued as a one time consultant fee in accordance with the terms and conditions of the consultant agreement, which was approved by the directors on June 1, 2004. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation and no one was paid any commissions in connection with the sale of the restricted shares.

Class B1 Offering

On February 6, 2004, Bullion River authorized the issuance of up to 2,000,000 units at an offering price of $1.00 per unit (the “Class B1 Offering”). Each unit consists of one restricted common share and one restricted Class B1 warrant. Each restricted Class B1 warrant is convertible into one restricted common share. The restricted Class B1 warrant was initialy exercisable for two years, and subsequently increased to three years, at an exercise price of $1.50 per Class B1 warrant. Bullion River raised $1,025,000 from the Class B1 Offering, which had three closing between April 2004 and September 2004, and issued an aggregate 1,025,000 restricted common shares and restricted Class B1 warrants to the subscribers listed below.

Name of Subscriber	Number of Units	Consideration
Karno Capital Corp.	750,000	$750,000
Strategic Chance Limited	225,000	$225,000
James Ladner	50,000	$50,000
Craswell Financial Inc.	200,000 (1)	$200,000
Total	1,225,000	$918,750

 (1) These units represent a settlement of debt with the lender in the amount of $200,000. See below for more information.

The 1,025,000 units were issued for investment purposes in a “private transaction”. Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. Bullion River received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Also, as part of the Class B1 Offering, Bullion River converted a loan of $200,000 on September 29, 2004 and issued 200,000 restricted common shares and 200,000 restricted Class B1 warrants to the lender, Craswell Financial Inc. The loan was made from Apollo Holdings Limited initially. Subsequently, Bullion River was advised that the loan had been assigned to Craswell Financial Inc. and that Craswell Financial Inc. had agreed to settle the debt with units. However, Bullion River has yet to receive a signed assignment agreement from the parties. As a result, Bullion River will hold the units in trust on behalf of the lender until the signed assignment is delivered to Bullion River. Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Bullion River received from the lender a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. The offer to settle was not made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Page - 68

Class B2 Offering

On September 8, 2004, Bullion River authorized the issuance of up to 5,000,000 units at an offering price of $0.75 per unit (the “Class B2 Offering”). Each unit consists of one restricted common share and one restricted Class B2 warrant. Each restricted Class B2 warrant is convertible into one restricted common share. The restricted Class B2 warrant was initially exercisable for two years, and subsequently increased to three years, at an exercise price of $1.00 per warrant. Bullion River raised $3,092,728 from the Class B2 Offering, which had 11 closings between September 29, 2004 and May 5, 2005, and issued an aggregate 4,123,637 restricted common shares and 4,123,637 restricted Class B2 warrants to the subscribers listed below.

Name of Subscriber	Number of Units	Consideration
Undershot Overseas Limited	93,334 (1)	$70,000
Kinnaman Trading Company Limited	200,000	$150,000
Global Access Fund Limited	333,334	$250,000
Undershot Overseas Limited	466,667	$350,000
Antonia Hochwimmer	7,000	$5,250
Hannah Hochwimmer	7,000	$5,250
Heinz Hoefliger	27,000	$20,250
Willy Huber	27,000	$20,250
Susanne Schon	25,000	$18,750
Gerhard Sparrer	14,000	$10,500
Dr. Peter-Paul Stengel	33,500	$25,125
Luitpold von Finck	33,500	$25,125
4P Management Partners S.A.	50,000	$37,500
Anfield Sujir Kennedy & Durno	56,000	$42,000
Ursula S. Ulrich	50,000	$37,500
Axino AG	50,000	$37,500
Double U Master Fund, L.P.	133,333	$100,000
SIBEX Capital Fund Inc.	368,000	$276,000
Ralf Sommer	50,000	$37,500
Timeless Precious Metal Fund Sicau P.L.C.	70,000	$52,500
Wolfgang Seybold	100,000	$75,000

Page - 69

Name of Subscriber	Number of Units	Consideration
Michael Wilhelm	25,000	$18,750
daCosta Management Corp.	100,000	$75,000
Michael Bunkherr	50,000	$37,500
Andreas Häse	170,000	$127,500
Sven Olsson	100,000	$75,000
Antonia Hochwimmer	20,000	$15,000
Hannah Hochwimmer	20,000	$15,000
Martin Bartels	6,667	$5,000
Karl-Heinz Illenseer	50,000	$37,500
Attila John Gyorody	30,000	$22,500
Rene Von Gunten	50,000	$37,500
Beskivest Chart Ltd.	150,000	$112,500
Dr. Frank W.A.A. Lucas	33,300	$24,975
Marc A. Huber	60,000	$45,000
Wolfgang Seybold	50,000	$37,500
Scott Hunter	103,334	$77,500
Imad Lakkis	14,000	$10,500
Shires Ltd.	100,000	$75,000
Toshio Chuman	30,000	$22,500
Crescent International Ltd.	300,000	$225,000
Blumfield Investments Inc.	133,334	$100,000
Alpha Capital AG	333,334	$250,000
Total	4,123,637	$3,092,728
(1) These units represent a settlement of debt with the lender in the amount of $70,000. See below for more information.

The 4,123,637 units were issued for investment purposes in a “private transaction”. Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. Bullion River received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. None of these restricted units were offered or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Also, as part of the Class B2 Offering, Bullion River raised $1,942,456 from the Class B2 Offering from U.S. subscribers. There were eight closings between December 10, 2004 and May 2, 2005, and issued an aggregate 2,589,941 restricted common shares and 2,589,941 restricted Class B2 warrants to the subscribers listed below.

Page - 70

Name of Subscriber	Number of Units	Consideration
Professional Traders Fund, LLC	133,333	$100,000
Abundance Partners LP	50,000	$37,500
Nite Capital L.P.	200,000	$150,000
Kenneth Richer	66,600	$49,950
Abundance Partners LP	50,000	$37,500
Montaheno Investment, LLC	133,334	$100,000
Magnus Capital NY	66,667	$50,000
Arthur deWitt Ackermann	66,667	$50,000
Edwin Barretto	133,334	$100,000
Wendy Ramsay	100,000	$75,000
Lyn Segal	20,000	$15,000
Basso Private Opportunity Holding Fund Ltd.	61,334	$46,000
Basso Multi-Strategy Holding Fund Ltd.	205,334	$154,000
First Mirage, Inc.	133,334	$100,000
Larry DiPriest	50,000	$37,500
Carolyn Troob	20,000	$15,000
Truk Opportunity Fund, LLC	313,334	$235,000
Truk International Fund, LP	20,000	$15,000
Puritan LLC	133,334	$100,000
AS Capital Partners, LLC	66,667	$50,000
Notzer Chesed	133,334	$100,000
Mordechai Vogel	66,667	$50,000
Simon Vogel	66,667	$50,000
Tower Paper Co. Inc. Retirement Plan	66,667	$50,000
Dupont Investment Corp.	10,000	$7,500
TCMP[3] Partners	133,334	$100,000
Total	2,499,941	$1,874,956

The 2,499,941 units were issued for investment purposes in a “private transaction”. Management was satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 were fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Rule 506 Regulation D promulgated pursuant to that Act by the Securities and Exchange Commission. Specifically, the offer was made to only accredited investors, as that term is defined under applicable federal and state securities laws. The share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

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Bullion River paid the following amounts for finder’s fees for the Class B2 offering to U.S. subscribers:

Name of Subscriber	Commission	Cash	Number of Warrants
Professional Traders Fund, LLC	1.5%	$0 (1)	2,000
vFinance Investments, Inc.	8%	$30,060	63,467 (2)
Dunwoody Asset Management, LLC	8%	$22,000	22,000
DermaPlus, Inc.	7.11% (3)	$133,280	133,280
Barry Downs	8%	$7,600	7,600
(1) This finder also received 2,000 common shares as part of its finder’s fee valued at $1,500, but did not receive any cash.
(2) This number represents an aggregate number of warrants issued to six agents in their capacity as placement agents. See footnote #2 of the Class B2 Warrant table beginning on page for more information.
(3) This number represents an average of the commissions received, which were 8% on $1 million, 9% on $350,000, 3% on $376,000, and 7% on $150,000.

Finally, as part of the Class B2 Offering, Bullion River converted a loan of $70,000 on September 29, 2004 and issued 93,334 restricted common shares and restricted Class B2 warrants to the lender, Undershot Overseas Limited. Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Bullion River received from the lender a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. The offer to settle was not made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

On November 17, 2004, the Board of Directors approved the amendment to all issued and outstanding warrants by changing the term of the warrants from two years to three years and changed the terms of the $0.75 unit offering so that each new warrant issued would be for a term of three years.

Subsequently, on February 28, 2005, the Board of Directors approved the increase of the $0.75 unit offering up to a maximum of 7 million units from 5 million units.

There are no outstanding options or warrants to purchase, or securities convertible into, common shares in the capital of Bullion River at this time with the exception of the warrants discussed above.

Page - 72

EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been included unless otherwise noted.

Exhibit	Description
3.1	Articles of Incorporation filed as an Exhibit to Bullion River Gold Corp’s registration statement on Form SB-2 filed on May 13, 2002, and incorporated herein by reference.	Filed
3.2	Bylaws filed as an Exhibit to Bullion River Gold Corp’s registration statement on Form SB-2 filed on May 13, 2002, and incorporated herein by reference.	Filed
3.3
Certificate of Amendment to Articles of Incorporation changing the registrant’s name to Bullion River Gold Corp. filed as an Exhibit to Bullion River’s Form 10-KSB filed on April 14, 2004, and incorporated herein by reference.

Filed
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities being registered.	Included
10.1
Assignment Agreement dated January 9, 2004 between Antone Canyon Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on January 28, 2004, and incorporated herein by reference.

Filed
10.2
Assignment Agreement dated February 18, 2004 between Corcoran Canyon Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on March 2, 2004, and incorporated herein by reference.

Filed
10.3
Assignment Agreement dated February 19, 2004 between Cimarron Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River’s Form 8-K (Current Report) filed on March 3, 2004, and incorporated herein by reference.

Filed
10.4
Assignment Agreement dated February 20, 2004 between Thomas Creek Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on March 8, 2004, and incorporated herein by reference.

Filed
10.5
Assignment Agreement dated February 23, 2004 between North Fork Mining Corp. and Golden Spike Mining filed as an attached exhibit to Bullion River Gold Corp.’s Form 8-K (Current Report) filed on March 9, 2004, and incorporated herein by reference.

Filed
10.6
Consultant Agreement dated December 1, 2003 between Dynasty International Corporation and Jacob H. Margolis filed as an Exhibit to Bullion River’s Form 10-KSB filed on April 14, 2004, and incorporated herein by reference.

Filed
23.1	Consent of Hall & Company dated May 10, 2005.	Included
23.2	Consent of Conrad C. Lysiak.	Included
99.1	News Release dated April 18, 2005 announcing drill results on the French Gulch Property.	Included

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UNDERTAKINGS

Regarding indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bullion River will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act if 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
c.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement; and
d. To state any terms different from those on the cover page of the prospectus.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by any underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, if any, and the terms of any later reoffering.

Page - 74

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned duly authorized person, in Reno, Nevada, on this 9th day of May, 2005.

Bullion River Gold Corp.

By:/s/ Daniel Graves
Daniel Graves
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates indicated have signed this Form SB-2 Registration Statement:

Signature	Title	Date
/s/ Peter M. Kuhn	President, Treasurer, Corporate Secretary, and Director	May 9, 2005
/s/ Victor H. Bradley	Director	May 9, 2005
/s/ Daniel Graves	Chief Financial Officer	May 9, 2005

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Dealer Prospectus Delivery Obligation

Until *, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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EXHIBIT 5.1

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CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1478
FAX (509) 747-1770
Email: cclysiak@qwest.net

May 10, 2005

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE:	Bullion River Gold Corp.

Gentlemen:

I have acted as special counsel for Bullion River Gold Corp., a Nevada company (the “Company”), in connection with the preparation of a registration statement on Form SB-2 (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Act”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with a proposed public offering by certain warrantholders and shareholders of 1,025,000 Class B1 Warrants and 1,025,000 shares of common stock underlying the Class B1 Warrants; 6,851,925 Class B2 Warrants and 6,851,925 shares of common stock underlying the Class B2 Warrants; and, 7,650,578 common shares, $0.001 par value per share, of the Company’s common stock (the “Securities”).

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

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Securities and Exchange Commission
RE:	Bullion River Gold Corp.
May 10, 2005

Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of Nevada are concerned:

1. The Company is a corporation duly organized and validly existing under the laws of Nevada.

2. The Securities to be sold as described in the Registration Statement have been duly authorized and legally issued as fully paid and non-assessable shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

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EXHIBIT 23.1

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16140 SAND CANYON AVE., SUITE 100
IRVINE, CALIFORNIA 92618

                  HALL&COMPANY Certified Public Accountants, Inc.                  (949) 910-HALL (4255)
TAX, FINANCIAL AND BUSINESS ADVISORY SERVICES                               FAX (949) 910-4256

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of our report dated March 31, 2005, relating to the consolidated financial statements of Bullion River Gold Corp., SEC File No. 333-85414, and to the reference to our Firm under the caption
"Experts" in the Prospectus.

                                                A Professional Accountancy Corporation
                                                Irvine, California
                                                May 10, 2005

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EXHIBIT 23.2

Page - 82

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
Email: cclysiak@qwest.net

CONSENT

I HEREBY CONSENT to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as attorney for the registrant, Bullion River Gold Corp.

DATED this 10th day of May, 2005.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

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Contact:
Leann Pinguelo - Investor Relations
Bullion River Gold Corp.

1-800-540-BLRV (2578)
(775) 324-4881
(775) 843-6190 - Cell

leann@bullionriver.com
www.bullionriver.com

HIGH-GRADE INTERSECTIONS WITH VISIBLE GOLD CONTINUE AT BULLION RIVER GOLD'S FRENCH GULCH MINE

Reno, NV: April 18, 2005 - - Bullion River Gold Corp. (OTCBB: BLRV): Bullion River Gold is pleased to announce additional strong assay results from its underground core drilling program at its French Gulch mine near Redding, California. To date, 30 core holes have been completed for approximately 15,000 feet, with assays received for the first 21 holes (Table 1). New results reported here are for holes 16 through 21 and include 0.184 opt Au over 14.4 feet containing 1.611 opt Au over 1.4 feet in RBU-21, 0.805 opt Au over 2.3 feet in RBU-18,and 0.385 opt Au over 5.2 feet containing 0.537 opt over 3.7 feet in RBU-20.

Remarkable are the multiple hits in several holes across the Washington vein area (e.g., RBU-17, 20 and 21), representing additional vein systems parallel to the Washington vein, and increasing the total mineable reserve potential. While these zones are narrow, the multiple veins invite additional drilling.

Peter M. Kuhn, President of Bullion River Gold Corp. remarks: “The continuous presence of additional veins parallel to the Washington vein is very encouraging and elevates the originally anticipated gold potential substantially. Our efforts will focus on delineating reserves as well as exploring and increasing the overall high-grade gold potential of this soon to be producing mine. Our next step will include the excavation of a decline which will serve at first as means to establish new drill stations for the next lift below the presently drilled reserve area and later as the main production access.”

As reported previously, most holes have encountered visible gold in quartz veins and vein stockworks, with high-grade mineralization across mineable widths. Holes 1 through 16 crossed the Lucky-7 vein in the Washington mine, with holes 17 through 21 crossing the Washington vein about 400 feet from the Lucky-7. The program continues to be successful in that high-grade (+ 0.2 opt Au) mineralization has been encountered to the deepest levels drilled: 275 feet below the previously-mined areas of the Lucky-7 vein and 175 feet below mined levels on the Washington vein. In both areas, drilling is designed on closely-spaced grids sufficient to allow for preliminary reserve estimations. The program is approximately 50% complete.

High-grade zones below previously mined levels along the Washington vein have generally been narrower than those of the Lucky-7 and do not equate to the overlying mined portions of the Washington vein. However, analysis of the results indicates that most holes in the planned Washington drill grid occur outside of the area where wider intervals of gold-bearing veins are being encountered, including intervals for which assays are pending. Therefore, the Washington vein program is undergoing a redesign, with geologic modeling aimed at refinement of the drilling plan. Drilling is scheduled to return to complete the drilling grid along the Lucky-7 vein prior to completing the additional holes on the Washington vein. Further, 3-dimensional modeling indicates that in at least two cases, holes RBU-8 and 19, weakly mineralized holes have stopped short of the projection of the veins, and therefore, these holes were not adequate tests. True widths of mineralization reported in Table 1 are estimated to be approximately 42% of the drill hole lengths for holes 1 through 16 and range from 40% to 90% for holes 17 through 21.

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Dr. Jacob Margolis, VP Exploration states: “We had indications of multiple veins in the Washington mine, but we are certainly confirming this now. The 1.6 opt gold hit in hole 21 is along what was called the Number-2 vein, but no production took place on it. Fifty feet from this intersection, an old crosscut encountered the vein, and we have several +1 opt samples with visible gold reported from that spot. The geometries and grades along these veins need to be evaluated, but we are certainly anticipating additional strong results in the Washington vein area.”

About Bullion River Gold Corp.:
Bullion River Gold Corp. is an American based mineral exploration company focusing on gold-silver deposits predominantly in the western United States. The company presently has seven properties, five of which are in Nevada. Three of these properties are considered advanced projects and two are considered grassroots projects. The two remaining properties are in California. Both of these properties are past producers.

For more information, contact Leann Pinguelo at (775) 324-4881 or at leann@bullionriver.com or visit the Company's website at www.bullionriver.com or the U.S. Securities & Exchange Commission's website at www.sec.gov/ to review Bullion River's latest filings.

This release contains certain statements that are "forward-looking" statements (as the term is defined in the Private Securities Litigation Reform Act of 1995). Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future expectations and trends. As such, they are subject to numerous risks and uncertainties, such as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, and other factors over which Bullion River Gold Corp. has little or no control. Actual results and performance may be significantly different from expectations or trends expressed or implied by such forward-looking statements. Bullion River Gold Corp. expressly disclaims any obligation to update the statements contained in this release.

##

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Table 1 (First Part)
Assay Results

Hole	From	to	Length	opt Au	Cutoff (opt)	Visible Gold
RBU-1	382.1	389.0	6.9	1.901	0.2	X
RBU-2	359.5	391.0	31.5	0.215	0.01	X
including	364.0	365.5	1.5	1.260	0.2	X
and including	376.5	386.0	9.5	0.350	0.2	X
RBU-3	459.3	462.0	2.7	0.016	0.01
	493.5	517.5	24.0	0.269	0.01	X
including	497.0	506.5	9.5	0.636	0.1
with	497.0	499.2	2.2	2.179	0.5	X
	572.5	580.2	7.7	0.017	0.01
	201.5	202.5	1.0	0.017	0.01
RBU-4	392.5	433.0	40.5	0.140	0.01	X
including	411.5	414.0	2.5	0.877	0.2	X
and including	420.5	428.2	7.7	0.248	0.1	X
RBU-5	458.9	463.4	4.5	0.012	0.01
RBU-6	no values > 0.01 opt Au
RBU-7	431.2	441.2	10.0	0.018	0.01
	447.4	466.0	18.6	0.155	0.01	X
including	452.0	455.0	3.0	0.827	0.20
	470.1	477.0	6.9	0.020	0.01
RBU-8	no values > 0.01 opt Au
RBU-9	204.8	216.0	11.2	0.102	0.01
including	208.5	212.3	3.8	0.248	0.2	X
	453.0	465.0	12.0	0.028	0.01
	473.0	478.0	5.0	0.013	0.01
	481.0	483.5	2.5	0.021	0.01
	488.7	493.0	4.3	0.086	0.01
RBU-10	257.0	261.0	4.0	0.020	0.01
	337.5	345.5	8.0	0.072	0.01
RBU-11	315.0	331.0	16.0	0.069	0.01
	319.0	321.8	2.8	0.215	0.1
RBU-12	218.0	223.0	5.0	0.019	0.01
	449.6	454.5	4.9	0.039	0.01
RBU-13	371.9	388.9	17.0	0.356	0.01
including	380.7	381.4	0.7	7.060	0.2	X
RBU-14	343.0	373.0	30.0	0.839	0.01	X
including	348.0	361.0	13.0	1.886	0.2	X
with	350.6	353.8	3.2	5.221	0.5	X

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Table 1 (Last part)
Assay Results
Hole	From	to	Length	opt Au	Cutoff (opt)	Visible Gold
RBU-15	373.0	377.3	4.3	0.017	0.01
	406.8	411.0	4.2	0.011	0.01
	417.0	424.0	7.0	0.031	0.01
	437.5	447.5	10.0	0.243	0.01
including	442.5	447.5	5.0	0.474	0.2	X
	454.5	462.5	8.0	0.054	0.01
	502.5	505.5	3.0	0.279	0.01
including	502.5	504.3	1.8	0.437	0.2
RBU-16	530.0	558.0	28.0	0.032	0.01
including	531.7	534.2	2.5	0.203	0.2
RBU-17	217.0	224.3	7.3	0.024	0.01
	240.0	245.0	5.0	0.014	0.01
	248.0	258.0	10.0	0.024	0.01
	263.0	267.0	4.0	0.017	0.01
	313.4	318.0	4.6	0.065	0.01
including	317.0	318.0	1.0	0.181	0.1	X
RBU-18	418.5	424.0	5.5	0.077	0.01
including	418.5	420.1	1.6	0.233	0.2
	426.0	430.5	4.5	0.178	0.1	X
	452.4	454.7	2.3	0.805	0.2
	459.5	461.6	2.1	0.014	0.01
RBU-19	207.5	209.5	2.0	0.052	0.01
	493.0	495.6	2.6	0.033	0.01
RBU-20	215.4	223.5	8.1	0.050	0.01
including	222.5	223.5	1.0	0.174	0.1
	237.0	242.5	5.5	0.048	0.01	X
	256.3	261.5	5.2	0.385	0.01
including	257.8	261.5	3.7	0.537	0.2
	266.0	272.0	6.0	0.024	0.01
	277.0	278.0	1.0	0.028	0.01
	325.8	329.8	4.0	0.024	0.01
	339.3	350.0	10.7	0.074	0.01
including	344.0	347.0	3.0	0.135	0.1
RBU-21	111.8	126.2	14.4	0.184	0.01
including	120.2	121.6	1.4	1.611	0.5	X
	200.8	212.0	11.2	0.015	0.01
	277.5	279.2	1.7	0.054	0.01
	282.5	286.5	4.0	0.047	0.01
	315.0	319.0	4.0	0.025	0.01

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